Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

ROSETTA STONE INC.

at

$30.00 NET PER SHARE

by

EMPOWER MERGER SUB INC.

(Offeror)

a wholly-owned subsidiary of

CAMBIUM HOLDING CORP.

(Parent)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 13, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Empower Merger Sub Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Cambium Holding Corp., a Delaware corporation (“Parent”), which is a portfolio company of The Veritas Capital Fund VI L.P., a Delaware limited partnership (the “Sponsor”), is offering to purchase all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $0.00005 per share (the “Common Stock”), of Rosetta Stone Inc., a Delaware corporation (“Rosetta Stone” or the “Company”), at a purchase price of $30.00 per share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”, which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020, by and among Parent, the Offeror and Rosetta Stone (as it may be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Rosetta Stone (the “Merger”), with Rosetta Stone continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly-owned subsidiary of Parent. At the Effective Time (as defined in “Introduction” below), each issued and outstanding Company Share (other than (i) Company Shares owned by Rosetta Stone or any of its subsidiaries (including Company Shares held as treasury stock), or owned by Parent or any of its subsidiaries, including the Offeror, in each case, immediately prior to the Effective Time and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. As a result of the Merger, the Company Shares will cease to be publicly traded, and Rosetta Stone will become a wholly-owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” below), are collectively referred to in this Offer to Purchase as the “Transactions”.

The board of directors of Rosetta Stone (the “Rosetta Stone Board”) has unanimously (with one director having recused herself) (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Rosetta Stone and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror in the Offer (such recommendation, the “Rosetta Stone Board Recommendation”).

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other affiliate of Parent of one share more than 50% of the then outstanding Company Shares, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Rosetta Stone’s stockholders will be required to adopt the Merger Agreement or consummate the Merger. Subject to the acquisition by Parent, the Offeror and any other affiliate of Parent of the requisite number of Company Shares to satisfy the foregoing ownership requirement, Parent and the Offeror do not foresee any event, condition or circumstance that would prevent them from consummating the Merger pursuant to Section 251(h) of the DGCL following consummation of the Offer.

The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Company Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Company Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Offeror and its affiliates, representing at least a majority of the total number of then issued and outstanding Company Shares; (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the absence of any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or governmental authority that would prohibit, restrain, render illegal or enjoin the consummation of the Offer or the Merger; (d) the accuracy of Rosetta Stone’s representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) Rosetta Stone’s performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time (as defined in “Introduction” below); (f) since the date of the Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents” below); (g) the receipt by Parent and the Offeror of a certificate of an executive officer of Rosetta Stone as to the satisfaction of the conditions referred to in clauses (d), (e) and (f) above; and (h) the Merger Agreement not having been terminated in accordance with its terms. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Company Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8901

Email: info@okapipartners.com

September 15, 2020

IMPORTANT

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Company Shares” below or (b) if your Company Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Company Shares.

If you desire to tender your Company Shares to the Offeror pursuant to the Offer and the certificates representing your Company Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Company Shares by book-entry transfer, or cannot deliver all required documents to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary and Paying Agent”) by the expiration of the Offer, you may tender your Company Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Company Shares” of this Offer to Purchase.

Beneficial owners of Company Shares holding their Company Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Company Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Okapi Partners LLC, the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Rosetta Stone (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Rosetta Stone or has been taken from, or is based upon, publicly available documents or records of Rosetta Stone on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any of the statements contained herein relating to Rosetta Stone provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. Following the Summary Term Sheet are some questions you, as a stockholder of Rosetta Stone, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Company Shares”) of common stock, par value $0.00005 per share, of Rosetta Stone Inc., a Delaware corporation (“Rosetta Stone”).

Price Offered Per Share	$30.00 per share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest.

Scheduled Expiration Time	At one minute after 11:59 p.m., New York City time, on October 13, 2020, unless the Offer is extended or earlier terminated.

Offeror	Empower Merger Sub Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Cambium Holding Corp., a Delaware corporation (“Parent”). Parent is a portfolio company of The Veritas Capital Fund VI L.P. and its affiliates (the “Sponsor”).

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Company Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Rosetta Stone (the “Merger”), with Rosetta Stone continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly-owned subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2020, by and among Parent, the Offeror and Rosetta Stone (as it may be amended and supplemented from time to time, the “Merger Agreement”). The Offeror is a wholly-owned subsidiary of Parent. Parent is a portfolio company of the Sponsor. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Offeror, Parent and the Sponsor.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” of this Offer to Purchase) are collectively referred to in this Offer to Purchase as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Company Shares. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $30.00 per Company Share, net to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Company Shares (i.e., a stock certificate has been issued to you and registered in your name or your Company Shares are registered in “book-entry” form in your name with Rosetta Stone’s transfer agent) and you directly tender your Company Shares to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Company Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.” See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Company Shares.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Parent and the Offeror to consummate the Offer and to provide funding for the Merger is approximately $792 million, plus related fees and expenses. Parent and the Offeror expect to fund such cash requirements from the proceeds from (1) incremental debt facilities under Cambium Learning Group. Inc.’s, a wholly-owned subsidiary of the Offeror, existing first lien credit facility (the “Existing First Lien Credit Agreement”) and its existing second lien credit facility (the “Existing Second Lien Credit Agreement” and, together with the Existing First Lien Credit Agreement, the “Existing Credit Agreements”) contemplated by a debt commitment letter, dated August 29, 2020, that was entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), which provides for (i) a commitment from certain lenders to provide a $425.0 million incremental senior secured first lien term loan facility and a $25.0 million increase to the revolver (collectively, the “First Lien Incremental Term Loan Facility”), in each case pursuant to the Existing First Lien Credit Agreement and (ii) a commitment from certain lenders to provide a $150.0 million incremental senior secured second lien term loan facility (the “Second Lien Incremental Term Loan Facility” and, together with the First Lien Incremental Term Loans, the “Incremental Term Loans”) pursuant to the Existing Second Lien Credit Agreement, in each case, for the purpose of financing the Transactions and paying transaction-related fees, commissions and expenses and repaying certain of Rosetta Stone’s existing indebtedness, among other things and (2) an equity investment contemplated pursuant to an equity commitment letter, dated August 29, 2020, that Parent entered into in connection with the execution of the Merger Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) which provides for up to $221.0 million in aggregate of equity financing and (3) Rosetta Stone’s available cash following the Merger. Funding of the Incremental Term Loan Facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents” and Section 12—“Sources and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

No. We do not believe our financial condition is material to your decision whether to tender your Company Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Company Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Company Shares (other than (i) Company Shares owned by Rosetta Stone or any of its subsidiaries (including Company Shares held as treasury stock) or owned by Parent or any of its subsidiaries, including the Offeror (including any Company Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Effective Time (as defined in “Introduction” below) and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) for cash at the same price per share in the Merger as the Offer Price and (e) we have all financial resources, including committed debt and equity financing sufficient to finance the Offer and the Merger. See Section 12—“Sources and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

the number of Company Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Offeror or its affiliates, representing at least a majority of the total number of then issued and outstanding Shares (the “Minimum Condition”);

•

the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the accuracy of Rosetta Stone’s representations and warranties contained in the Merger (subject to certain qualifications) (the “Representations Condition”);

•

Rosetta Stone’s performance or compliance, in all material respects, with its covenants and agreements contained in the Merger Agreement and required to be performed or complied with by it at or prior to the Acceptance Time (the “Covenants Condition”);

•

since the date of the Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”);

•

no order preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Merger or the other transactions contemplated in the Merger Agreement shall have been issued, enacted, promulgated, enforced or entered by any governmental entity of competent jurisdiction and remain in effect, and there shall not be any legal requirement issued, enacted, promulgated, enforced or entered that makes consummation of the Merger or the other transactions contemplated in the Merger Agreement illegal or prevents, enjoins, restrains or prohibits the consummation of the Merger or the other transactions contemplated in the Merger Agreement;

•

the receipt by Parent and the Offeror of a certificate of an executive officer of Rosetta Stone as to the satisfaction of the Representations Conditions, the Covenants Condition and the MAE Condition; and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

According to the Merger Agreement, as of the close of business on August 21, 2020, the authorized capital stock of Rosetta Stone consisted of (a) 190,000,000 Company Shares, of which 24,120,958 Company Shares were outstanding as of such date, (b) 10,000,000 shares of Rosetta Stone Preferred Stock, of which no shares were outstanding as of such date, (c) 1,553,300 Company Shares subject to issuance pursuant to outstanding Company Options (as defined below); (d) 299,571 Company Shares subject to issuance pursuant to outstanding Company

Non-Performance RSUs (as defined below); (e) 661,584 Company Shares subject to issuance pursuant to outstanding Company Performance RSUs (as defined below); and (f) 479,594 Company Shares that were Company Restricted Shares (as defined below), in case of clauses (c) through (f) issued pursuant to Rosetta Stone’s Amended and Restated 2009 Omnibus Incentive Plan and Rosetta Stone’s 2019 Omnibus Incentive Plan (the “Company Equity Plans”).

Assuming no additional Company Shares were issued after September 11, 2020, based on the Company Shares outstanding as of September 11, 2020, the aggregate number of Company Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 12,304,528 Company Shares, which represents a majority of the total number of then issued and outstanding Company Shares as of September 11, 2020.

We can waive some of the Conditions of the Offer without the consent of Rosetta Stone. We cannot, however, waive the Minimum Condition or the Termination Condition.

See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. Parent, the Offeror and Rosetta Stone have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and Conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents.”

What does the Rosetta Stone Board think about the Offer?

The Rosetta Stone Board has unanimously (with one director having recused herself) (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Rosetta Stone and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror in the Offer (such recommendation, the “Rosetta Stone Board Recommendation”).

For the reasons described in the Schedule 14D-9 filed with the SEC in connection with the Offer (“Schedule 14D-9”), the Rosetta Stone Board unanimously (with one director recusing herself) recommends that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror pursuant to the Offer. A more complete description of the Rosetta Stone Board’s reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Rosetta Stone’s stockholders concurrently herewith.

Has the Rosetta Stone Board received a fairness opinion in connection with the Offer and the Merger?

Yes. Goldman Sachs & Co. LLC, the financial advisor to the Rosetta Stone Board (the “Financial Advisor”), delivered an oral opinion to the Rosetta Stone Board on August 29, 2020, and confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Per Share Amount (as defined in the Merger Agreement) to be received by the holders of Company Shares in the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of the Financial Advisor, which describes the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken in preparing the opinion, is annexed to the Schedule 14D-9. Stockholders are urged to read the full text of the opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on October 13, 2020 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer), unless the Offeror has extended the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

If you desire to tender all or any portion of your Company Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days of the New York Stock Exchange (the “NYSE”). For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Company Shares.”

Beneficial owners of Company Shares holding their Company Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Company Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended from time to time as follows:

•

if, at the then-scheduled Expiration Time, any Offer Condition (as defined under Section 1—“Terms of the Offer” below) has not been satisfied or waived, (a) the Offeror may extend the Offer and the Expiration Time beyond the initial Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied and (b) to the extent requested by Rosetta Stone from time to time, the Offeror will extend (and re-extend) the Offer and the Expiration Time beyond the then-scheduled Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied; provided that the Offeror will not be required to extend the Offer beyond the End Date, nor will the Offeror extend the Offer beyond the End Date, without Rosetta Stone’s prior written consent; and

•	the Offeror will extend the Offer and the Expiration Time for the minimum period required by any applicable legal requirements.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

How do I tender my Company Shares?

If you wish to accept the Offer and:

•

you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Company Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Company Shares are registered in “book entry” form in your name with Rosetta Stone’s transfer agent), you must deliver the stock certificate(s) representing your Company Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Company Shares” below) in connection with a book-entry delivery of Company Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional trading days of the NYSE to tender your Company Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Company Shares” for more information.

May I withdraw Company Shares I previously tendered in the Offer? Until what time may I withdraw tendered Company Shares?

Yes. You may withdraw previously tendered Company Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after November 14, 2020, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Company Shares in a timely manner. To withdraw Company Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Company Shares. If you tendered your Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Company Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Company Shares?

If you decide not to tender your Company Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Company Share as if you had tendered your Company Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

Subject to certain conditions, if we purchase Company Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the Offer Closing without a subsequent offering period.

Do I have to vote to approve the Merger?

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Rosetta Stone will be required in connection with the Merger. Pursuant to the Merger Agreement, the consummation of the Merger will occur as soon as practicable following consummation of the Offer. See Section 7—“Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Company Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Company Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under Section 262 of the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will Rosetta Stone continue as a public company?

No. Following the purchase of Company Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer. No stockholder vote by the stockholders of Rosetta Stone will be required in connection with the consummation of the Merger. If the Merger occurs, Rosetta Stone will no longer be publicly owned, registration of Rosetta Stone under the Exchange Act will be terminated, and the Company Shares will cease to be listed on the NYSE. Pursuant to the Merger Agreement, the consummation of the Merger will occur as soon as practicable following consummation of the Offer.

What is the market value of my Company Shares as of a recent date?

The Offer Price of $30.00 per Company Share represents a premium of approximately 87.5% to Rosetta Stone’s unaffected closing price on July 16, 2020, the last trading day before a media report was published speculating about a potential sale process, as further described in Section 10—“Background of the Offer; Contacts with Rosetta Stone”. On September 14, 2020, the last full trading day before the Offeror commenced the Offer, the closing price of the Company Shares reported on the NYSE was $29.90 per Company Share.

We advise you to obtain a recent quotation for Company Shares in deciding whether to tender your Company Shares in the Offer. See Section 6—“Price Range of Company Shares; Dividends.”

Will I be paid a dividend on my Company Shares during the pendency of the Offer?

Under the terms of the Merger Agreement, Rosetta Stone may not, without the prior written consent of Parent, declare, set aside, make or pay any other dividend or make any other distribution in respect of any shares of its capital stock other than certain intercompany dividends and distributions. See Section 6—“Price Range of Company Shares; Dividends,” Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents—The Merger Agreement—Covenants” and Section 14—“Dividends and Distributions.”

If I tender my Company Shares, when and how will I get paid?

If the conditions to the Offer, as set forth in Section 13—“Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Company Shares for payment, we will pay you an amount in cash equal to the number of Company Shares you tendered multiplied by $30.00, net of applicable withholding taxes and without interest, promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Company Shares.”

What are the U.S. federal income tax consequences of participating in the Offer or the Merger?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Company Shares pursuant to the Offer or the Merger (plus any applicable withholding taxes) generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Company Shares disposed of pursuant to the Offer or the Merger, respectively.

A Non-U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Company Shares pursuant to the Offer or the Merger; unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition or (c) Rosetta Stone is, or has been at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for its Company Shares, a “United States real property holding corporation” (within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the “Code”)) and, if the Company Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Company Shares.

Rosetta Stone’s stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Company Shares pursuant to the Offer or exchanging Company Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to stock options awarded under the Company Equity Plans?

Options to purchase Company Shares (each, a “Company Option”) are not affected by the Offer. However, pursuant to the Merger Agreement, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled, and upon its cancellation, the holder of the Company Option will be entitled to receive, in respect of each Company Share subject to such Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding tax) in cash equal to the Offer Price minus the exercise price per Company Share subject to such Company Option. However, if the Offer Price is less than the exercise price of a Company Option, then such Company Option will be cancelled without any cash or other consideration being paid or provided in respect of the Company Option to its holder. The cash payments will be paid by Rosetta Stone through the Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time). However, if the holder of the Company Option was not an employee of Rosetta Stone or its subsidiaries, such amounts instead will be paid to such holder by Parent or the Depositary and Paying Agent. Each holder of a Company Option cancelled will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest.

What will happen to shares of restricted stock awarded under the Company Equity Plans?

Company Shares subject to vesting or other restrictions (each, a “Company Restricted Share”) are not affected by the Offer. However, pursuant to the terms of the Merger Agreement, each Company Restricted Share that is outstanding immediately prior to the Effective Time, will be cancelled, and upon its cancellation, the holder of the Company Restricted Share will be entitled to receive, an amount (subject to any applicable withholding tax) in cash equal to the Offer Price, payable by Rosetta Stone through Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time). Each holder of a Company Restricted Share cancelled will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest.

What will happen to restricted stock units awarded under the Company Equity Plans?

The Company’s restricted stock units—whether subject to performance-based vesting or (each, a “Company Performance RSU” or vesting solely on continued employment (and not performance (each, a “Company

Non-Performance RSU”))—are not affected by the Offer. However, pursuant to the terms of the Merger Agreement, each Company Performance RSU and Company Non-Performance RSU that is outstanding and has not been settled immediately prior to the Effective Time, will be cancelled and the holder of the Company Performance RSU and Company Non-Performance RSU, as applicable, will be entitled to receive an amount in cash (subject to any applicable withholding tax), payable by Rosetta Stone through Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time).

•

With respect to each Company Performance RSU, the cash amount the holder will be entitled to receive will be equal to the Offer Price times the number of Company Shares underlying such Company Performance RSU deemed earned based on projected performance against relevant performance goals based on July 2020 forecasts.

•

With respect to each Company Non-Performance RSU, the cash amount the holder will be entitled to receive will be determined by multiplying the number of Company Shares subject to such Company Non-Performance RSU immediately prior to the Effective Time by the Offer Price.

However, that to the extent any Company Performance RSU or Company Non-Performance RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be made at the earliest time permitted under the Company Equity Plans. Upon the cancellation of a Company Performance RSU and Company Non-Performance RSU, the holder will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest.

Whom can I contact if I have questions about the Offer?

For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Stockholders and all others call toll-free: (855) 208-8901.

To: Holders of Company Shares of Common

Stock of Rosetta Stone:

INTRODUCTION

Empower Merger Sub Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Cambium Holding Corp., a Delaware corporation (“Parent”), which is a portfolio company of The Veritas Capital Fund VI L.P., a Delaware limited partnership (the “Sponsor”), hereby offers to purchase all of the outstanding shares (the “Company Shares”) of common stock, par value $0.00005 per share (the “Common Stock”), of Rosetta Stone Inc., a Delaware corporation (“Rosetta Stone”), at a purchase price of $30.00 per Company Share (the “Offer Price”), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with any permitted amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020, by and among Rosetta Stone, Parent and the Offeror (as it may be further amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Rosetta Stone (the “Merger”), with Rosetta Stone continuing as the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, the Company Shares will cease to be publicly traded, and Rosetta Stone will become a wholly-owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” below), are collectively referred to in this Offer to Purchase as the “Transactions”.

If your Company Shares are registered in your name and you tender directly to Broadridge Corporate Issuer Solutions, Inc. as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Company Shares by the Offeror. If you hold your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Company Shares validly tendered pursuant to the Offer is conditioned upon, among others things, the following: (a) the number of Company Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Offeror or its affiliates, representing at least a majority of the total number of then issued and outstanding Company Shares (the “Minimum Condition”); (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) the accuracy of Rosetta Stone’s representations and warranties contained in the Merger (subject to certain qualifications) (the “Specified Representations Condition” and the “Representations Condition”); (d) Rosetta Stone’s performance, in all material respects, with its covenants contained in the Merger Agreement and required to be performed by it at or prior to the Expiration Time (the “Covenants Condition”); (e) since the date of the Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents” below) (the “MAE Condition”); (f) no order preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Merger or the other transactions contemplated in the Merger Agreement shall have been issued, enacted, promulgated, enforced or entered by any governmental entity of competent jurisdiction and remain in effect, and there shall not be any legal requirement issued, enacted, promulgated, enforced or entered that makes consummation of the Merger or the other transactions contemplated in the Merger Agreement illegal or prevents, enjoins, restrains or prohibits the consummation of the Merger or the other transactions contemplated in the Merger Agreement; (g) the receipt by Parent and the Offeror of a certificate of an executive officer of Rosetta Stone as to the satisfaction of the Specified Representations Condition, the Representations Conditions, the Covenants Condition and the MAE Condition; and (h) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”). See Section 13—“Conditions of the Offer.”

According to the Merger Agreement, as of the close of business on August 21, 2020, the authorized capital stock of Rosetta Stone consisted of (a) 190,000,000 Company Shares, of which 24,120,958 Company Shares were outstanding as of such date, (b) 10,000,000 shares of Rosetta Stone Preferred Stock, of which no shares were outstanding as of such date, (c) 1,553,300 Company Shares subject to issuance pursuant to outstanding Company Options; (d) 299,571 Company Shares subject to issuance pursuant to outstanding Company Non-Performance RSUs; (e) 661,584 Company Shares subject to issuance pursuant to outstanding Company Performance RSUs; and (f) 479,594 Company Shares that were Company Restricted Shares, in each case issued pursuant to Rosetta Stone’s Amended and Restated 2009 Omnibus Incentive Plan and Rosetta Stone’s 2019 Omnibus Incentive Plan (the “Company Equity Plans”).

Assuming no additional Company Shares were issued after September 11, 2020, based on the Company Shares outstanding as of September 11, 2020, the aggregate number of Company Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 12,304,528 Company Shares, which represents a majority of the total number of then issued and outstanding Company Shares as of September 11, 2020.

We can waive some of the conditions of the Offer without the consent of Rosetta Stone. We cannot, however, waive the Minimum Condition or the Termination Condition.

The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on October 13, 2020 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

The board of directors of Rosetta Stone (the “Rosetta Stone Board”) has unanimously (with one director having recused herself) (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Rosetta Stone and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror in the Offer (such recommendation, the “Rosetta Stone Board Recommendation”).

For the reasons described in Rosetta Stone’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), the Rosetta Stone Board unanimously (with one director recusing herself) recommends that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror pursuant to the Offer. For factors considered by the Rosetta Stone Board in connection with making its recommendation, see Item 4 of the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Rosetta Stone’s stockholders concurrently herewith under the heading “Reasons for the Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and Rosetta Stone may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). At the Effective Time, each issued and outstanding Company Share (other than (i) Company Shares owned by Rosetta Stone or any of its subsidiaries (including Company Shares held as treasury stock) or owned by Parent or its subsidiaries, including the Offeror (including any Company Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Effective Time and (ii) Company Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (as defined below), net of applicable withholding taxes and without interest. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Company Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time (as defined below), together with the Company Shares then owned by the Offeror, is one Company Share more than 50% of the then outstanding Company Shares, the Offeror will not seek the approval of Rosetta Stone’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, Rosetta Stone, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Company Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Company Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholders will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

Goldman Sachs & Co. LLC, the financial advisor to the Rosetta Stone Board (the “Financial Advisor”), delivered an oral opinion to the Rosetta Stone Board on August 29, 2020, and subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Per Share Amount (as defined in the Merger Agreement) to be received by the holders of Company Shares in the Merger was fair, from a financial point of view, to such holders. The Financial Advisor’s fairness opinion was delivered in connection with the Merger Agreement and therefore references the Offer Price, which is the same as the Offer Price under the Merger Agreement. The full text of the written opinion of the Financial Advisor, which describes the matters considered, the procedures followed, the assumptions made and the various limitations of and qualifications to the review undertaken by it in preparing its opinion, is annexed to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged Broadridge Corporate Issuer Solutions, Inc. to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the “Information Agent”).

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The material U.S. federal income tax consequences of the sale of Company Shares pursuant to the Offer and the exchange of Company Shares pursuant to the Merger are summarized below. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms set forth in the Merger Agreement and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined below), we have agreed in the Merger Agreement to accept for payment and pay for all Company Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on October 13, 2020 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer), unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Company Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents—The Merger Agreement—Conditions to the Consummation of the Merger—Termination.”

Pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Rosetta Stone, (a) change, modify or waive the Minimum Condition or the Termination Condition (provided that Parent and the Offeror expressly reserve the right to (but shall not be obligated to) waive any of the Offer conditions (other than the Minimum Conditions and the Termination Condition) in their discretion), (b) decrease the number of Company Shares sought to be purchased by the Offeror in the Offer so that it is for fewer than all of the outstanding Company Shares, (c) reduce the Per Share Amount to be paid pursuant to the Offer (provided that Parent and the Offeror expressly reserve the right to (but will not be obligated to) increase the Offer Price to be paid pursuant to the Offer in their discretion), (d) except as otherwise required or expressly permitted by the applicable provisions of the Merger Agreement, extend or otherwise change the Expiration Time, (e) change the form of consideration payable in the Offer, (f) impose any condition to the Offer (other than the Offer Conditions) or amend, modify or supplement any of the Offer Conditions or any of the other terms of the Offer in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Company Shares (provided that Parent and the Offeror expressly reserve the right to (but will not be obligated to) waive any of the Offer Conditions (other than the Minimum Condition and the Termination Condition) in their discretion), (g) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act or (h) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL. The Offer may not be terminated prior to its then-scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with its terms.

The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the Acceptance Time (as defined in Section 2—“Acceptance for Payment and Payment for Company Shares” below), any change in the outstanding Company Shares occurs by reason of stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, the Offer Price will be appropriately adjusted to provide to the holders of the Company Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows: (a) if, at the then-scheduled

Expiration Time, any Offer Condition is not satisfied and has not been waived, then (i) the Offeror may extend the Offer and the Expiration Time beyond the initial Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied and (ii) to the extent requested by Rosetta Stone from time to time, the Offeror will extend (and re-extend) the Offer and the Expiration Time beyond the then-scheduled Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied; provided that the Offeror will not be required to extend the Offer beyond the End Date, nor will the Offeror extend the Offer beyond the End Date without Rosetta Stone’s prior written consent; and (b) the Offeror will extend the Offer and the Expiration Time for the minimum period required by any applicable legal requirements. There can be no assurance that the Offeror will, or will be required under the Merger Agreement to, extend the Offer. During any extension of the initial offering period, all Company Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Company Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment or pay for any Company Shares if, at the scheduled Expiration Time of the Offer, any of the Offer Conditions have not been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offer may not be terminated prior to any then-scheduled Expiration Time, unless the Merger Agreement has been terminated in accordance with its terms.

The reservation by the Offeror of the right to delay the acceptance of or payment for Company Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Company Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Company Shares whose names appear on Rosetta Stone’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Company Shares.

2. Acceptance for Payment and Payment for Company Shares

Upon the terms and subject to the conditions of the Merger Agreement, (i) as soon as practicable after the later of (A) the earliest time as of which the Offeror is permitted under the Exchange Act to accept for purchase Company Shares validly tendered (and not withdrawn) pursuant to the Offer and (B) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Offeror shall (and Parent shall cause the Offeror to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn) (the time of such acceptance for payment, the “Acceptance Time”), and (ii) as promptly as practicable following the Acceptance Time, and in any event not later than the second business day (determined under Rule 14d-1(g)(3) under the Exchange Act) after the expiration of the Offer, pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer.

In all cases, payment for Company Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Company Shares or confirmation of the book-entry transfer of those Company Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Company Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Company Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Company Shares.” Accordingly, tendering stockholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Company Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Company Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Company Shares pursuant to the Offer. Payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Company Shares, regardless of any extension of the Offer or any delay in payment for Company Shares.

Company Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Company Shares, unless and until Company Shares underlying such Notice of Guaranteed Delivery are “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

If any tendered Company Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Company Shares than are tendered, certificates for those unpurchased Company Shares will be returned (or new certificates for the Company Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Company Shares,” those Company Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Company Shares pursuant to the Offer, that increased consideration will be paid to holders of all Company Shares that are tendered pursuant to the Offer, whether or not those Company Shares were tendered prior to that increase in consideration.

3. Procedures for Tendering Company Shares

Valid Tender of Company Shares. Except as set forth below, to validly tender Company Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Company Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Company Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Company Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Company Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Company Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Company Shares by causing DTC to transfer those Company Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Company Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Company Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the

Company Shares) of Company Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Company Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Company Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Company Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Company Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Company Shares pursuant to the Offer and whose certificates for Company Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Company Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Company Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Company Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Company Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Company Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Company Shares, unless and until Company Shares underlying such Notice of Guaranteed Delivery are “received” (as such term is defined by Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

The method of delivery of Company Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Company Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-

entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Company Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Company Shares tendered, as specified in the Letter of Transmittal (and any and all other Company Shares or other securities issued or issuable in respect of such Company Shares), and that when the Offeror accepts the Company Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Company Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Company Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Company Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Company Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Company Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Company Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Company Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Company Shares or other securities issued or issuable in respect of those Company Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Company Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Company Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Company Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Rosetta Stone’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Company Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Company Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Company Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and Conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

The purchase of Company Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

4. Withdrawal Rights

A stockholder may withdraw Company Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after November 14, 2020, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Company Shares pursuant to the Offer is irrevocable.

For a withdrawal of Company Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Company Shares must be timely received by the Depositary and Paying Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of the Company Shares to be withdrawn, if different from that of the person who tendered those Company Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Company Shares have been tendered for the account of any Eligible Institution. If Company Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Company Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Company Shares. If certificates representing the Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Company Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept for payment Company Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Company Shares, and those Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Company Shares may not be rescinded, and any Company Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Company Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Company Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences to beneficial holders of Company Shares with respect to the disposition of Company Shares pursuant to the Offer or the Merger. It addresses only holders that hold Company Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as holders that own or have owned more than 5% of the Company Shares by vote or value (whether those Company Shares are or were actually or constructively owned), brokers, dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Company Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders and persons that acquired Company Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Company Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Company Shares, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Company Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Company Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Company Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Company Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

A U.S. Holder that disposes of Company Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger (plus any applicable withholding) and the U.S. Holder’s adjusted tax basis in the Company Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Company Shares (i.e., Company Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the Company Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

In general, and subject to the discussion below in “—Information Reporting and Backup Withholding Tax”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Company Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•	the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Rosetta Stone is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for its Company Shares and, if the Company Shares are “regularly traded on an established securities market” for U.S. federal income tax purposes, such Non-U.S. Holder beneficially owned more than 5% of the Company Shares at any time during such period.

Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Company Shares pursuant to the Offer or the Merger, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if Rosetta Stone is or was a “United States real property holding corporation” generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point (other than with respect to branch profits tax). Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

Payments made to holders of Company Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability, provided that the required information is timely furnished in the appropriate manner to the Internal Revenue Service.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF COMPANY SHARES WITH RESPECT TO THE DISPOSITION OF COMPANY SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Company Shares; Dividends

The Company Shares are listed on the NYSE under the symbol “RST”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Company Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years ended December 31, 2018 and 2019 and the current fiscal year:

Fiscal Year	High	Low
2018:
First Quarter	$14.81	$11.91
Second Quarter	$16.85	$12.74
Third Quarter	$20.26	$14.14
Fourth Quarter	$21.54	$15.16
2019:
First Quarter	$24.01	$14.43
Second Quarter	$26.88	$20.51
Third Quarter	$24.41	$16.66
Fourth Quarter	$21.02	$13.76
2020:
First Quarter	$20.70	$8.85
Second Quarter	$19.57	$12.55
Third Quarter (through August 28, 2020)	$31.24	$25.36

The Offer Price of $30.00 per Company Share represents a premium of approximately 87.5% to Rosetta Stone’s unaffected closing price on July 16, 2020, the last trading day before a media report was published speculating about a potential sale process, as further described in Section 10—“Background of the Offer; Contacts with Rosetta Stone”. On September 14, 2020, the last full trading day before the Offeror commenced the Offer, the closing price of the Company Shares reported on the NYSE was $29.90 per Company Share. Stockholders are urged to obtain a current market quotation for the Company Shares.

According to Rosetta Stone’s publicly available documents, Rosetta Stone has never paid a dividend since becoming a public company. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, Rosetta Stone is not permitted, without the prior written consent of Parent, to declare or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock or other equity interest, other than dividends and distributions by a wholly-owned subsidiary of Rosetta Stone to Rosetta Stone or another wholly-owned subsidiary of Rosetta Stone. See Section 11—“Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents—The Merger Agreement—Covenants” and Section 14—“Dividends and Distributions.”

7. Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Company Shares representing at least one Company Share more than 50% of the then outstanding Company Shares, Parent, the Offeror and Rosetta Stone will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Rosetta Stone as soon as practicable following the consummation of the Offer. Pursuant to the Merger Agreement, the consummation of the Merger will occur as soon as practicable following the consummation of the Offer.

Market for the Company Shares. If the Offer is consummated, there will be no market for the Company Shares because Parent and the Offeror intend to consummate the Merger (the “Closing”) as soon as practicable following consummation of the Offer (the “Offer Closing”).

NYSE Listing. The Company Shares are currently listed on the NYSE and trade under the symbol “RST”. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Company Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Rosetta Stone to delist the Company Shares from the NYSE.

Exchange Act Registration. The Company Shares are currently registered under the Exchange Act.

We intend to seek to cause Rosetta Stone to apply for termination of registration of the Company Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Company Shares under the Exchange Act would reduce the information required to be furnished by Rosetta Stone to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Rosetta Stone, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, the requirement to furnish annual, quarterly and current reports to stockholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Rosetta Stone and persons holding “restricted securities” of Rosetta Stone to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act was terminated, the Company Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Company Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Company Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Company Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Company Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning Rosetta Stone

General. Rosetta Stone is a Delaware corporation and a leading literacy and language-learning software company in the United States of America. The address of Rosetta Stone’s principal executive offices and Rosetta Stone’s phone number at its principal executive offices are as set forth below:

Rosetta Stone Inc.

1621 North Kent Street, Suite 1200

Arlington, Virginia 22209

(703) 387-5800

In connection with our due diligence review of Rosetta Stone, Rosetta Stone made available to us certain financial information described under the heading “—Certain Company Forecasts” in Item 4. “The Solicitation or Recommendation” of the Schedule 14D-9.

Additional Information. The Company Shares are registered under the Exchange Act. Accordingly, Rosetta Stone is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Rosetta Stone’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including stock options, restricted stock awards, performance-based restricted stock units and non-performance based restricted stock units granted to them), the principal holders of Rosetta Stone’s securities, any material interests of such persons in transactions with Rosetta Stone and other matters is required to be disclosed in proxy statements and periodic reports distributed to Rosetta Stone’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov and on Rosetta Stone’s corporate website at https://.investors.rosettastone.com under “Investor Relations”— “SEC Filings.” Information on, or accessible through, Rosetta Stone’s website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Rosetta Stone and its business has been taken from Rosetta Stone’s Annual Report on Form 10-K for its fiscal year ended December 31, 2019, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Rosetta Stone contained in those documents and records or for any failure by Rosetta Stone to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Offeror, Parent and the Sponsor

Parent is a Delaware corporation and was formed on October 5, 2018 in connection with the acquisition of Cambium Learning Group, Inc. Parent is portfolio company of the Sponsor. Parent believes every student has great potential, teachers are mission-critical, and data, instruction and practice work together to drive performance. With a portfolio of award-winning brands, Cambium Learning Group’s digital and blended curriculum, professional learning, and assessment solutions drive proficiency, equity, and other learning outcomes in classrooms everywhere. Parent’s brands include Learning A-Z® (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (online interactive math and science simulations, a math fact fluency solution, and a K-2 science solution), Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional learning for teachers), Cambium Assessment (innovative state- and district-level assessment solutions), and VKidz® Learning (online PreK-12 homeschool curriculum and programs for literacy and math). The principal office address of Parent is 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287. The telephone number at the principal office is (214) 932-9326.

The Offeror was formed on August 28, 2020 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The Offeror is a direct wholly-owned subsidiary of Parent. Until immediately prior to the time the Offeror purchases Company Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The principal office address of the Offeror is 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287. The telephone number at the principal office is (214) 932-9326.

The Sponsor is a private investment fund that purchases, sells, trades and invests in equity and debt securities and other business opportunities. The principal office of the Sponsor is c/o Veritas Capital Fund Management L.L.C., 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.

Pursuant to an equity commitment letter, dated as of August 29, 2020, received by Parent (the “Equity Commitment Letter”), the Sponsor has committed, subject to the terms and conditions thereof, to provide Parent with equity financing in an amount up to its pro rata share of $221 million in the aggregate solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and the Sponsor are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, the Sponsor or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A, (i) beneficially owns or has a right to acquire any Company Shares or any other equity securities of Rosetta Stone, or (ii) has effected any transaction in Company Shares or any other equity securities of Rosetta Stone during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror, the Sponsor or, to the knowledge of each of Parent, the Offeror and the Sponsor, any of the entities or persons listed in Schedule A, on the one hand, and Rosetta Stone or any of its executive officers, directors and/or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Offeror, or the Sponsor has made arrangements in connection with the Offer to provide holders of Company Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and the Sponsor have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC’s website at www.sec.gov.

10. Background of the Offer; Contacts with Rosetta Stone

Background of the Offer

The following chronology summarizes the key meetings and other events between representatives of Veritas Capital Fund Management, L.L.C. (“Veritas”), representatives of Parent and representatives of Rosetta Stone that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between Veritas, Parent and Rosetta Stone and their respective representatives. For a summary of additional activities of Rosetta Stone relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

On January 31, 2020, representatives of the Financial Advisor contacted Veritas about the opportunity to purchase Rosetta Stone. Interested in the opportunity, on February 5, 2020, Veritas executed a confidentiality agreement with Rosetta Stone. Following execution of the confidentiality agreement, on February 10, 2020 representatives of Veritas received the management presentation and were invited into a virtual data room opened by Rosetta Stone containing certain financial and business due diligence information to begin assessing the opportunity at hand. After reviewing the materials, representatives of Veritas met with the Rosetta Stone management team on February 21, 2020 at the Financial Advisor’s office to discuss further details.

Following these meetings, Veritas submitted its non-binding intention of interest (“IOI”) to purchase Rosetta Stone on March 5, 2020 pursuant to which Veritas made a proposal regarding a potential add-on acquisition of Rosetta Stone to Cambium Learning Group, Inc., one of Veritas’s portfolio companies. Veritas’s initial non-binding proposal was subject to customary conditions, including the completion of due diligence and the parties’ negotiation of mutually acceptable definitive documentation.

Following submission of its IOI, on March 5, 2020 the Financial Advisor provided feedback notifying Veritas that it qualified to enter the next round of discussions. However, due to the Covid-19 pandemic, the Rosetta Stone Board decided to put the auction process on hold beginning on March 23, 2020.

The Financial Advisor reinitiated the auction process, and on June 30, 2020, contacted Veritas about the opportunity. Interested in continuing discussions, on July 1, 2020 representatives of Veritas held a business update call with Rosetta Stone management in which management discussed Rosetta Stone’s business, operations, strategy and financial performance. That same day, Veritas and its advisors engaged in an extensive business due diligence investigation of Rosetta Stone. The due diligence process lasted until July 30, 2020, at which time, Veritas submitted a check-in bid to acquire 100% of Rosetta Stone’s literacy and K-12 language business for $400,000,000.

Veritas received feedback with respect to its check-in bid from the Financial Advisor on August 3, 2020 and was notified that it qualified for the final round of negotiations.

Between August 4, 2020 and August 27, 2020, Veritas and its advisors continued its extensive business due diligence to assess potential risks with respect to purchasing the Rosetta Stone business. Following the due diligence period, on August 27, 2020, Veritas submitted its final bid on August 27, 2020, which included a written, all-cash proposal to acquire Rosetta Stone for $26.50 per share. Veritas’s proposal included fully-committed debt and equity financing and noted that it had completed its due diligence and that Schulte Roth and Zabel LLP, legal counsel to Veritas (“SRZ”), would be prepared to immediately engage with Hogan Lovells LLP, legal counsel to Rosetta Stone (“Hogan”), to finalize all documentation relating to the transaction.

On August 28, 2020, the Financial Advisor notified Veritas that the bid process was narrowed down to two remaining entities, Veritas and one other party. In an effort to win the bid, on August 29, 2020 Veritas submitted an update to its final bid to purchase the Rosetta Stone shares at $30.00 per share. Hours after submitting the updated final bid, the Financial Advisor notified Veritas that Veritas proposed the superior bid and the Financial Advisor would be moving forward with negotiations. Subsequently, Veritas and Rosetta Stone entered into an exclusivity agreement for a period of 24 hours to consummate the transaction.

During the evening hours of August 29, 2020, SRZ and Hogan worked to finalize the merger agreement and related documentation. Ultimately, on August 29, 2020, Rosetta Stone, Veritas and their respective advisors finalized and executed the Merger Agreement and the related transaction documents.

On the morning of August 31, 2020, before market open on the New York Stock Exchange, Rosetta Stone and Veritas issued a press release announcing the execution of the Merger Agreement.

On September 15, 2020, the Offeror commenced the Offer.

11. Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents

Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Rosetta Stone. The Offer, as the first step in the acquisition of Rosetta Stone, is intended to facilitate the acquisition of all outstanding Company Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Rosetta Stone and that, upon consummation of the Merger, Rosetta Stone, as the Surviving Corporation, will become a wholly-owned subsidiary of Parent.

If you tender your Company Shares in the Offer, you will cease to have any equity interest in Rosetta Stone or any right to participate in its earnings and future growth. If you do not tender your Company Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth and instead will only have the right to receive an amount in cash equal to the Offer Price, net of applicable withholding and without interest. Similarly, after tendering your Company Shares in the Offer or the conversion of your Company Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Rosetta Stone or the Surviving Corporation, as applicable.

Under the DGCL, holders of Company Shares do not have appraisal rights in connection with the Offer. In connection with the Merger, however, stockholders of Rosetta Stone who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares pursuant to Section 262 of the DGCL (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Company Shares could be based upon consideration other than or in addition to the Offer Price and the market value of the Company Shares. The value so determined could be higher or lower than, or the same as, the Offer Price. Moreover, the Offeror could argue in an appraisal proceeding that the fair value of such Company Shares is less than the Offer Price. See Section 16—“Appraisal Rights.”

Plans for Rosetta Stone. If we accept Company Shares for payment pursuant to the Offer, we will obtain control over the management of Rosetta Stone and the Rosetta Stone Board shortly thereafter. As soon as practicable after the consummation of the Merger, the Surviving Corporation will integrate its business, operations and assets with Parent’s existing business.

Other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or in connection therewith, neither the Offeror nor Parent has any present plans or proposals or is engaged in negotiations that would, in a manner material to the holders of Company Shares, relate to or result in (a) any extraordinary transaction involving Rosetta Stone or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Rosetta Stone or any of its subsidiaries, (c) any material change in Rosetta Stone’s capitalization or present dividend rate or policy or indebtedness, (d) any change in the Rosetta Stone Board or management of Rosetta Stone, (e) any other material change in Rosetta Stone’s corporate structure or business, (f) any class of equity securities of Rosetta Stone being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Rosetta Stone becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of Rosetta Stone’s obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of Rosetta Stone, or the disposition of securities of Rosetta Stone, or (j) any changes in Rosetta Stone’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Rosetta Stone.

At the Effective Time, (a) the certificate of incorporation of Rosetta Stone as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of Rosetta Stone as in effect immediately prior to the Effective Time will be amended and restated in their entirety to conform to the bylaws of the Offeror as of immediately prior to the Effective Time, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation. At the Effective Time, (i) the members of the board of directors of the Offeror as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, and such directors will hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal and (ii) the officers of Rosetta Stone as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Except as otherwise provided herein, it is currently expected that, initially following the Merger, the business and operations of Rosetta Stone will, except as set forth in this Offer to Purchase, be integrated into Parent’s existing business and operations. Based on available information, we are conducting a detailed review of Rosetta Stone and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Rosetta Stone during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Rosetta Stone’s business, operations, capitalization and management with a view to optimizing development of Rosetta Stone’s potential. Possible changes could include changes in Rosetta Stone’s business, acquisitions or dispositions, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, the Offeror and the Surviving Corporation in the Merger expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Rosetta Stone.”

The Offer. The Merger Agreement provides that the Offeror will commence the Offer within ten business days of the execution of the Merger Agreement and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions, accept for payment and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer, as further described below. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at one minute after 11:59 p.m., New York City time, on October 13, 2020, which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) of the Offer.

Pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Rosetta Stone, (a) change, modify or waive the Minimum Condition or the Termination Condition (provided that Parent and the Offeror expressly reserve the right to (but shall not be obligated to) waive any of the Offer conditions (other than the Minimum Conditions and the Termination Condition) in their discretion), (b) decrease the number of Company Shares sought to be purchased by the Offeror in the Offer so that it is for fewer than all of the outstanding Company Shares, (c) reduce the Offer Price to be paid pursuant to the Offer (provided that Parent and the Offeror expressly reserve the right to (but will not be obligated to) increase the Offer Price to be paid pursuant to the Offer in their discretion), (d) except as otherwise required or expressly permitted by the applicable provisions of the Merger Agreement, extend or otherwise change the Expiration Time, (e) change the form of consideration payable in the Offer, (f) impose any condition to the Offer (other than the Offer Conditions) or amend, modify or supplement any of the Offer Conditions or any of the other terms of the Offer in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Company Shares (provided that Parent and the Offeror expressly reserve the right to (but will not be obligated to) waive any of the Offer Conditions (other than the Minimum Condition and the Termination Condition) in their discretion), (g) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act or (h) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL. The Offer may not be terminated prior to its then-scheduled Expiration Time unless the Merger Agreement is terminated in accordance with its terms.

The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the Acceptance Time, subject to certain interim operating covenants set forth in the Merger Agreement, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted to the extent appropriate.

On the terms and subject to the conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:

•

if, at the then-scheduled Expiration Time, any Offer Condition (as defined under Section 1—“Terms of the Offer” above) has not been satisfied or waived, (a) the Offeror may extend the Offer and the Expiration Time beyond the initial Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied and (b) to the extent requested by Rosetta Stone from time to time, the Offeror will extend (and re-extend) the Offer and the Expiration Time beyond the then-scheduled Expiration Time for one or more periods of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each to permit such Offer Condition to be satisfied; provided that the Offeror will not be required to extend the Offer beyond the End Date, nor will the Offeror extend the Offer beyond the End Date without Rosetta Stone’s prior written consent; and

•	the Offeror will extend the Offer and the Expiration Time for the minimum period required by any applicable legal requirements.

Upon the terms and subject to the conditions of the Merger Agreement, (i) as soon as practicable after the later of (A) the earliest time as of which the Offeror is permitted under the Exchange Act to accept for purchase Company Shares validly tendered (and not withdrawn) pursuant to the Offer and (B) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Offeror shall (and Parent shall cause the Offeror to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn), and (ii) as soon as practicable following the Acceptance Time, and in any event not later than the second business day (determined under Rule 14d-1(g)(3) under the Exchange Act) thereafter, pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer.

Recommendation. The Rosetta Stone Board has unanimously (with one director having recused herself) (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Rosetta Stone and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Rosetta Stone’s stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Company Shares to the Offeror in the Offer.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Rosetta Stone, and the separate corporate existence of the Offeror will cease and Rosetta Stone will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent. Subject to the satisfaction or waiver of the conditions to the Merger (other than those conditions that by their terms are to be satisfied at the Merger Closing (as defined below), but subject to such conditions being capable of being satisfied), the Closing will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, or at such other time as agreed by Parent, the Offeror and Rosetta Stone. Subject to the provisions of the Merger Agreement, at the Closing, the Offeror, Parent and Rosetta Stone will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger executed, signed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and will make all other deliveries, filings or recordings required under the relevant provisions of the DGCL in connection with the Merger. The Merger will become effective at the Effective Time. The Merger will be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of Rosetta Stone. Parent, the Offeror and Rosetta Stone have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of the stockholders of Rosetta Stone, in accordance with Section 251(h) of the DGCL.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time, (a) the certificate of incorporation of Rosetta Stone as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL, and (b) the bylaws of Rosetta Stone as in effect immediately prior to the Effective Time will be amended and restated in their entirety, and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL (collectively, the “Organizational Documents of the Surviving Corporation”).

Rosetta Stone has agreed to use its reasonable best efforts to deliver to Parent at the Closing the resignation of each member of the Rosetta Stone Board with respect to whom Parent has delivered written notice to Rosetta Stone at least five business days prior to the Closing, which resignations will be effective as of, and contingent upon the occurrence of, the Closing. The Merger Agreement further provides that, at the Effective Time, (a) the members of the board of directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Rosetta Stone as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Effect of the Merger on Capital Stock. At the Effective Time:

•

any Company Shares that are owned by Rosetta Stone (or held in Rosetta Stone’s treasury), owned by any subsidiary of Rosetta Stone, or owned by Parent, the Offeror or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be cancelled, shall cease to exist, shall no longer be outstanding, and no consideration shall be paid in exchange therefor;

•

except as provided above, each Company Share (excluding (i) any Appraisal Shares and (ii) Company Restricted Shares (as defined below)) that is outstanding immediately prior to the Effective Time, shall be cancelled, shall cease to exist, shall no longer be outstanding, and shall be converted into the right to receive, in cash, without interest, the Offer Amount; and

•

each share of common stock, par value $0.01 per share, of the Offeror that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

The Merger Agreement provides that, if, subject to certain interim operating covenants set forth in the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Company Share is converted in the Merger shall be adjusted to the extent appropriate.

Treatment of Equity Awards. The Merger Agreement provides that each Company Equity Award (as defined below) will be treated in the following manner in connection with the Merger:

Company Options. Immediately prior to the Effective Time, each then-outstanding option to purchase Company Shares (each, a “Company Option”), whether vested or unvested, will be cancelled, and upon its cancellation, the holder of the Company Option will be entitled to receive, in respect of each Company Share subject to such Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding tax) in cash equal to the Offer Price minus the exercise price per Company Share subject to such Company Option. However, if the Offer Price is less than the exercise price of a Company Option, then such Company Option will be cancelled without any cash or other consideration being paid or provided in respect of the Company Option to its holder. The cash payments will be paid by Rosetta Stone through the Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time). However, if the holder of the Company Option is not and was not at any time during the applicable vesting period an employee of Rosetta Stone, such amounts instead will be paid to such holder by Parent or the Depositary and Paying Agent. Each holder of a Company Option cancelled as provided in the Merger Agreement will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest;

Company Restricted Shares. Immediately prior to the Effective Time, each then-outstanding Company Share issued pursuant to the Company Equity Plans that is subject to forfeiture (each a “Company Restricted Share”), will be cancelled, and upon its cancellation, the holder of the Company Restricted Share will be entitled to receive a cash payment (subject to any applicable withholding tax) equal to the Offer Price payable by Rosetta Stone through Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time). Each holder of a Company Restricted Share cancelled as provided in the Merger Agreement will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest;

Company Non-Performance RSUs. Immediately prior to the Effective Time, each then-outstanding restricted stock unit of the Company issued pursuant to the Company Equity Plans that vests solely based on continued service to an Acquired Company (each a “Company Non-Performance RSU”), whether vested or unvested, will be cancelled and, upon its cancellation, the holder of the Company Non-Performance RSU will be entitled to receive a cash payment (subject to any applicable withholding tax) determined by multiplying the number of

Company Shares subject to such Company Non-Performance RSU immediately prior to the Effective Time by the Offer Price. Each holder of a Company Non-Performance RSU cancelled as provided in the Merger Agreement will cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest. Parent will cause the cash payments to be paid by Rosetta Stone through Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time); provided, however, that to the extent any Company Non-Performance RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be made at the earliest time permitted under the Company Equity Plans; and

Company Performance RSUs. Immediately prior to the Effective Time, each then-outstanding restricted stock unit of the Company issued pursuant to the Company Equity Plans that may be earned on the basis of the achievement of one or more performance goals (each, a “Company Performance RSU” and together with the Company Options, the Company Restricted Shares and the Company Non-Performance RSUs, the “Company Equity Awards”), that has not been settled as of such time will be cancelled and, upon its cancellation, the holder of the Company Performance RSU will be entitled to receive a cash payment (subject to any applicable tax withholding) equal to the Offer Price times the number of Company Shares underlying such Company Performance RSU deemed earned based on projected performance against relevant performance goals based on July 2020 forecasts. Each holder of a Company Performance RSU cancelled as provided in the Merger Agreement will cease to have any rights with respect thereto, except the right to receive the cash consideration, if any, without interest. Parent will cause the cash payments to be paid by Rosetta Stone through Rosetta Stone’s payroll system promptly following the Effective Time (but no later than the second payroll period following the Effective Time); provided, however, that to the extent any Company Performance RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be made (without interest) at the earliest time permitted under the Company Equity Plans.

Representations and Warranties. In the Merger Agreement, Rosetta Stone has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:

•	due organization and good standing of Rosetta Stone and its subsidiaries, and power to operate their respective businesses;

•	organizational documents of Rosetta Stone;

•	capitalization of Rosetta Stone;

•	SEC filings, financial statements and internal controls of Rosetta Stone;

•	absence of certain changes (including the absence of a Material Adverse Effect (as defined below)) since June 30, 2020;

•	intellectual property rights, cybersecurity and data privacy;

•	title to assets and real property owned and leased by Rosetta Stone or its subsidiaries;

•	Rosetta Stone’s and its subsidiaries’ material contracts;

•	compliance with legal requirements;

•	legal proceedings, orders and investigations involving Rosetta Stone and its subsidiaries;

•	governmental authorizations required to conduct the business of Rosetta Stone and its subsidiaries;

•	compliance with anti-bribery and similar legal requirements;

•	tax matters;

•	Rosetta Stone’s employee benefit plans;

•	labor matters;

•	environmental matters;

•	insurance;

•	corporate authority to enter into the Merger Agreement and binding nature of the Merger Agreement;

•	no stockholder vote or consent is required to consummate the Merger Agreement or authorize the transactions thereunder;

•	non-contravention of organizational documents, legal requirements or contracts, and certain third party consents;

•	no Takeover Statute (as defined below) applies to Rosetta Stone in connection with the transactions contemplated by the Merger Agreement;

•	the fairness opinion of the financial advisor to the Rosetta Stone Board in connection with the transactions contemplated by the Merger Agreement;

•	brokers’ fees;

•	accuracy of information supplied by Rosetta Stone for inclusion in the Schedule 14D-9 (and the documents included or incorporated by reference to the Schedule 14D-9);

•	accuracy of information supplied by or on behalf of Rosetta Stone for inclusion in the Offer documents;

•	affiliate arrangements;

•	Rosetta Stone’s and its subsidiaries’ material customers and material vendors;

•	accounts payable and accounts receivable; and

•	there are no other representations or warranties made by Parent or the Offeror except as set forth in the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Rosetta Stone are qualified, among other things, as to “materiality” or a “Material Adverse Effect” standard. For purposes of the Merger Agreement, “Material Adverse Effect,” as it relates to Rosetta Stone and its subsidiaries (a “Material Adverse Effect”), means any event, change, effect, circumstance, development, condition or occurrence (each, an “Effect”) that (a) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of Rosetta Stone to consummate the transactions contemplated by the Merger Agreement, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Rosetta Stone and its subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (b), none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any adverse effect arising or resulting from general economic, business, regulatory, legislative, political, financial or market conditions; (ii) any adverse Effect arising or resulting from any facts, circumstances or conditions generally affecting education and learning-related industries; (iii) any adverse Effect arising or resulting from any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement, any act of God or other similar event, occurrence or circumstance; (iv) any adverse Effect arising or resulting from any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, or the material worsening of any of the foregoing; (v) any adverse Effect arising or resulting from the announcement or pendency of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, governmental entity, supplier, vendor, investor, licensor, licensee or partner and any litigation arising or resulting from the announcement or pendency of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement); (vi) any failure of Rosetta Stone to meet internal or analysts’ expectations or projections, in and of itself (it being understood that the exception in this clause (vi) will not prevent or otherwise affect the underlying cause of any such failure referred to herein); (vii) any adverse Effect arising or resulting from any action or inaction by Rosetta Stone taken or omitted to be taken pursuant to the express provisions of the Merger Agreement; (viii) any adverse effect arising or resulting from any change in any legal requirement; (ix) any decline in Rosetta Stone’s stock price or any decline in the market price or trading volume of Rosetta Stone Company Shares on the NYSE, in and of itself; and (x) any adverse Effect arising or resulting from any change in GAAP or the interpretation or application thereof; provided, that, in the case of each of clauses (i), (ii), (iii), (iv), (viii) or (x) of this proviso, such Effects may be taken into account to the extent that such Effects have a disproportionately adverse effect on Rosetta Stone and its subsidiaries relative to the adverse effect on other companies in the education and learning-related industries.

Each of Parent and the Offeror has made customary representations and warranties to Rosetta Stone with respect to, among other matters:

•	due organization and good standing of Parent and the Offeror;

•	legal proceedings and orders involving Parent or the Offeror;

•	corporate authority to consummate the transactions contemplated by the Merger Agreement;

•	binding nature of the Merger Agreement;

•	non-contravention of organizational documents or applicable laws and consents;

•	neither Parent nor the Offeror is an interested stockholder;

•	financing of the transactions contemplated by the Merger Agreement;

•	solvency of the Surviving Corporation after giving effect to the transactions contemplated by the Merger Agreement;

•	operations of the Offeror;

•	accuracy of information included in the Offer documents;

•	accuracy of information supplied by Parent and the Offeror for inclusion in the Schedule 14D-9 to be filed by Rosetta Stone in connection with the transactions contemplated by the Merger Agreement;

•	there are no other representations or warranties made by Rosetta Stone except as set forth in the Merger Agreement; and

•	non-reliance on company forecasts, projections, estimates and forward-looking statements.

Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to “materiality” or a “material adverse effect” standard.

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•

with respect to Rosetta Stone, have been qualified by (i) matters specifically disclosed in any documents filed with or furnished to the SEC by Rosetta Stone since January 1, 2018 and at least two business days prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure schedule (the “Disclosure Schedule”) delivered by Rosetta Stone to Parent and the Offeror concurrently with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by Rosetta Stone in the Merger Agreement;

•	will not survive consummation of the Merger;

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were, in certain instances, made only as of the date they were made in the Merger Agreement or the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect,” as described above.

Covenants

Interim Operations of Rosetta Stone. The Merger Agreement provides that, during the period from the date of the Merger Agreement through the earlier of the Acceptance Time or the termination of the Merger Agreement, except (i) to the extent Parent has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Disclosure Schedule, (iii) as contemplated by the express terms of the Merger Agreement or (iv) as may be required to comply with any legal requirement, Rosetta Stone is required to, and is required to cause its subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner that does not depart materially from the manner in which such business was being conducted prior to the date of this Agreement.

The Merger Agreement also contains specific restrictive covenants as to certain actions taken by Rosetta Stone and its subsidiaries from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement pursuant to its terms, which provide that, except as expressly contemplated or required by the Merger Agreement, set forth in the Disclosure Schedule, as required by applicable legal requirement, or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), Rosetta Stone and its subsidiaries will not take certain actions, including, among other things and subject to certain exceptions:

•	amend their respective organizational documents;

•

split, combine, reclassify, adjust, recapitalize, subdivide amend the terms of, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any options, warrants, securities or other rights exercisable for or convertible into any such capital stock or equity securities (except as permitted by, and subject to the terms of the Company Equity Plans);

•

declare or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock or other equity interest (other than dividends by a wholly-owned subsidiary of the Rosetta Stone to Rosetta Stone or another wholly-owned subsidiary of Rosetta Stone);

•	form any subsidiary or acquire any equity interest in any other Entity, other than short-term investments;

•

issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than Company Shares issuable upon exercise of Company Options or upon the vesting of Company Non-Performance RSUs or Company Performance RSUs;

•

sell, pledge, dispose of, transfer, lease, license or encumber any material assets of Rosetta Stone (other than owned Company IP), other than (i) sales of inventory in the ordinary course of business, (ii) pursuant to written Contracts or commitments existing as of the date of the Merger Agreement or (iii) as security for any borrowings permitted;

•

sell, license (other than in the ordinary course of business) or transfer, or, other than in the ordinary course of business, encumber, impair, abandon, permit to lapse or otherwise dispose of any right, title or interest in or to any owned Company IP;

•

repurchase, redeem or otherwise acquire any Company Shares, except Company Shares repurchased from employees or consultants or former employees or consultants of Rosetta Stone pursuant to the exercise of repurchase rights or in connection with the withholding of Company Shares to satisfy tax obligations or to pay the exercise price with respect to Company Options, Company Non-Performance RSUs, Company Performance RSUs or Company Restricted Shares;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (i) short-term borrowings incurred in the ordinary course of business, (ii) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities and (iii) purchase-money financings and capital leases entered into in the ordinary course of business;

•

except as required pursuant to the terms of any Company Plan in effect as of the date of the Merger Agreement, (i) adopt, amend, or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to the Merger Agreement or take any action to accelerate the vesting or lapsing of restrictions or payment under any Company Plan; (ii) increase the base wage or salary payable to, or any other components of compensation and benefits of, any current or former employee, officer, director or individual independent contractor of Rosetta Stone and its subsidiaries, other than annual increases in base salary in the ordinary course of business consistent with past practice to employees below the level of Vice President that do not exceed 5% in the aggregate; (iii) grant any retention, severance or termination payments to any current or former employee, officer, director or individual independent contractor of Rosetta Stone and its subsidiaries; or (iv) hire any person to be an employee of Rosetta Stone and its subsidiaries, other than the hiring of employees below the level of Vice President in the ordinary course of business consistent with past practice whose employment may be terminated without the obligation to pay severance (other than any obligation to pay severance under any Company Plan in effect prior to the Merger Agreement) or other liability;

•

other than in the ordinary course of business: (i) amend, modify or terminate (other than termination upon the expiration of the term thereof in accordance with the terms thereof) any Material Contracts or waive, release or assign any material rights, claims or benefits under any Material Contracts, or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of the Merger Agreement;

•	change any of its methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP;

•

(i) make, change or revoke any tax election, (ii) change any material method of accounting for tax purposes, (iii) enter into any closing agreement, settle any action in respect of material taxes or enter into any contractual obligation in respect of material axes with any governmental entity, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any tax (except with respect to routine extensions in the ordinary course of business) or (v) apply for or pursue any tax ruling;

•

make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 5.1(n) of the Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that Rosetta Stone (i) may make any Non-Budgeted Capital Expenditure that does not individually exceed $1,000,000 in amount, and (ii) may make Non-Budgeted Capital Expenditures that, when added to all other Non-Budgeted Capital Expenditures made by Rosetta Stone since the date of the Merger Agreement, would not exceed $3,400,000 in the aggregate;

•	make or offer to make any acquisition of any person or a business or division of any person;

•

make any loans to, advances or capital contributions to any other person other than (i) loans, advances or capital contributions solely involving one or more of Rosetta Stone and the wholly-owned subsidiaries of Rosetta Stone, or (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of Rosetta Stone and its subsidiaries in the ordinary course of business, consistent with past practice;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Rosetta Stone or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

•

(i) enter into any new material line of business, or (ii) open a new office of either Rosetta Stone or its subsidiaries in any country where neither Rosetta Stone nor its subsidiaries has an office as of the date of the Merger Agreement;

•

(i) settle any legal proceeding before or threatened to be brought before a governmental entity, other than monetary settlements not in excess of $250,000 individually, or $1,000,000 in the aggregate (provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of Rosetta Stone and its subsidiaries, Parent or any of its subsidiaries) or (ii) waive any material right with respect to any material claim held by Rosetta Stone and its subsidiaries in respect of any legal proceeding brought or threatened in writing to be brought before a governmental entity, in each case, other than legal proceedings related to the transactions contemplated by the Merger Agreement, which will instead be governed by the “Stockholder Litigation” provision below;

•

terminate, cancel or make any material changes to the structure, limits or terms and conditions of any insurance policies, including allowing the insurance policies to expire without renewing such insurance policies or obtaining comparable replacement coverage; or

•	authorize, agree to take or enter into a binding agreement to take any of the actions described in above.

No Solicitation. Except as permitted in connection with a Change in Recommendation (as defined below) and the below provisions, Rosetta Stone is required not to, and is required to cause the Financial Advisor, each of its subsidiaries and its and their respective officers, directors and employees not to, and must use its reasonable best efforts to cause its other representatives not to, (i) solicit, initiate, or knowingly encourage or knowingly facilitate any inquiry, submission or announcement of, any Acquisition Proposal (as defined below) or any proposal that would reasonably be expected to lead to any Acquisition Proposal (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish any information regarding Rosetta Stone and its subsidiaries to any person in response to or in a manner that would reasonably be expected to lead to, or knowingly in connection with, an Acquisition Proposal; (iii) other than informing persons of the existence of the provisions of the Merger Agreement, enter into, participate or engage in or continue to participate or engage in any discussions or negotiations with any person regarding, with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal; or (iv) agree, propose or resolve to take, or take, any of the actions prohibited by clauses (i) through (iii) above, provided, however, that, notwithstanding anything to the contrary contained in the Merger Agreement, Rosetta Stone and its representatives may engage in any such discussions or negotiations and provide any such information in response to a bona fide written Acquisition Proposal if (A) such bona fide written Acquisition Proposal did not result from a breach of the (in each case, other than any breach that is immaterial), (B) prior to providing any material non-public information regarding Rosetta Stone to any third party in response to an Acquisition Proposal, Rosetta Stone receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are no less favorable to Rosetta Stone, in the aggregate, than those contained in the Confidentiality Agreement (it being understood, however, that such confidentiality agreement need not contain any standstill provision), (C) the Rosetta Stone Board determines in good faith, after consultation with Rosetta Stone’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal (as defined below) and (D) the Rosetta Stone Board determines in good faith, after consultation with Rosetta Stone’s outside legal counsel, that the failure to take such action would be inconsistent with the Rosetta Stone Board’s fiduciary obligations to Rosetta Stone’s stockholders under applicable legal requirements. Prior to or within 48 hours after providing any material non-public information to such third party, Rosetta Stone will make such material non-public information available to Parent (to the extent such material non-public information has not been previously made available to Parent or any of Parent’s representatives).

If Rosetta Stone receives an Acquisition Proposal, then Rosetta Stone will promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification will include the identity of the person making or submitting such Acquisition Proposal and the material terms and conditions thereof), and will thereafter keep Parent reasonably informed, on a reasonably current basis, as to the status of such Acquisition Proposal.

Rosetta Stone will, and will cause the other subsidiaries, the officers and directors of the subsidiaries and Rosetta Stone’s financial advisor to, and will use its reasonable best efforts to cause its other representatives to: (i) immediately cease and cause to be terminated any existing solicitation of, or negotiations or discussions with, any person relating to any Acquisition Proposal; (ii) terminate all access granted to any such person and its representatives to any physical or electronic dataroom; and (iii) within five business days following the date of the Merger Agreement, request that any such person and its representatives contemplated in clause (ii) above promptly return to Rosetta Stone or destroy (subject to any exceptions in any applicable confidentiality agreement) any non-public information concerning Rosetta Stone and its subsidiaries that was previously furnished or made available to such person or any of its representatives by or on behalf of Rosetta Stone.

Nothing contained in the Merger Agreement will prohibit Rosetta Stone, the Rosetta Stone Board or their representatives from (i) taking and disclosing to the stockholders of Rosetta Stone a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that any such disclosure does not contain an express Change in Recommendation; or (ii) making any other disclosures that the Rosetta Stone Board determines in good faith the failure to make would reasonably likely be inconsistent with its fiduciary duties to Rosetta Stone’s stockholders under applicable legal requirements; provided, however, that the Rosetta Stone Board will not effect any express Change in Recommendation except as permitted by the Merger Agreement, it being acknowledged and agreed that the foregoing actions, other than as described in the Merger Agreement (which will not, in and of itself, constitute a Change in Recommendation), may constitute a Change in Recommendation if it otherwise satisfies the definition thereof.

An “Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of Parent or any of its subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

A “Superior Proposal” means any Acquisition Proposal (replacing the reference to “Acquisition Transaction” in the definition of “Acquisition Proposal” with a reference to “Specified Acquisition Transaction”) on terms that the Rosetta Stone Board determines in good faith, after consultation with Rosetta Stone’s outside financial advisor and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, and (b) considering such factors as the Rosetta Stone Board (or any committee thereof) considers to be appropriate, that, if consummated, would to be more favorable to the holders of Company Shares from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account the Company Termination Fee (as defined below in the “Fees and Expenses Following Termination” section) (if payable)).

A “Specified Acquisition Transaction” means any Acquisition Transaction, replacing all references to “15%” and “85%” in the definition of “Acquisition Transaction” with references to “50%.”

An “Acquisition Transaction” means any transaction or series of related transactions (other than the Offer or the Merger) involving (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 15% or more of the outstanding voting power of Rosetta Stone or, if Rosetta Stone is not a surviving entity in such transaction, of the surviving entity in such transaction involving Rosetta Stone or (ii) in which Rosetta Stone issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 15% or more of the outstanding voting power of Rosetta Stone or, if Rosetta Stone is not a surviving entity in such transaction, the surviving entity in such transaction involving Rosetta Stone; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of Rosetta Stone; or (c) any combination of the foregoing.

A “Change in Recommendation” means the Rosetta Stone Board’s decision to (i) withdraw, withhold, modify, amend or qualify, or publicly propose or announce its intention to withdraw, withhold, modify, amend or qualify, in a manner adverse to Parent or the Offeror, the Rosetta Stone Board Recommendation or fail to include the Rosetta Stone Board Recommendation in the Schedule 14D 9; (ii) adopt, authorize, approve or recommend, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of Rosetta Stone, any Acquisition Proposal; (iii) if (A) Rosetta Stone has received an Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (iv) of this sentence), and (B) such Acquisition Proposal has not been rejected by Rosetta Stone, fail to reaffirm the Rosetta Stone Board Recommendation within five business days after receipt of a written request from Parent to do so (which request may only be made once with respect to such Acquisition Proposal or any material modification to such Acquisition Proposal), (iv) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d 9 or Rule 14e 2 promulgated under the Exchange Act within 10 business days after the commencement of such tender offer or exchange offer.

Filings; Other Actions. Each of Rosetta Stone, on the one hand, Parent and the Offeror, on the other hand, shall (i) promptly (and in no event later than the date that is 10 business days after the date of the Merger Agreement) make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable legal requirements with respect to the Offer and the Merger; (ii) use reasonable best efforts to obtain all consents and approvals required from third parties in connection with the transactions contemplated by the Merger Agreement; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, each of Parent and the Offeror (A) shall promptly provide all information requested by any governmental entity in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (B) shall use its best efforts to promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the transactions contemplated by this Agreement. If any legal proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by the Merger Agreement as violative of any applicable antitrust law, Parent and the Offeror shall (1) vigorously contest, resist and defend against any such legal proceeding; and (2) use its reasonable best efforts to have vacated, lifted, reversed or overturned any injunction, order, decree, judgment or determination resulting from any such legal proceeding. See Section 15—“Certain Legal Matters; Regulatory Approvals” under subsection “Antitrust Compliance.” The ultimate parent entities of Parent submitted such filings pursuant to the HSR Act on September 11, 2020 and Rosetta Stone submitted such filings pursuant to the HSR Act on September 11, 2020.

The Merger Agreement further provides that, without limiting the generality of anything contained in the above, subject to applicable legal requirements, each party hereto will (to the extent not prohibited by applicable legal requirements or any governmental entity) (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other governmental entity regarding the Offer or the Merger. To the extent not prohibited by applicable legal requirements or any governmental entity, each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding. In addition, except as may be prohibited by any governmental entity or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding, each party will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or legal proceeding.

Access. From the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, Rosetta Stone will, and will cause each subsidiary to, (a) provide to Parent, the Offeror and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by Rosetta Stone or any other subsidiary, upon prior written notice to Rosetta Stone, to the officers, employees, properties, offices and other facilities of Rosetta Stone and the other subsidiaries and to the books and records of Rosetta Stone and its subsidiaries; and (b) furnish promptly such information concerning Rosetta Stone’s and its subsidiaries’ businesses, properties and Contracts as Parent or its representatives may reasonably request; provided, however, that Rosetta Stone will not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of Rosetta Stone would (i) result in the disclosure of any trade secrets of third parties; (ii) violate any obligation of Rosetta Stone and its subsidiaries with respect to confidentiality or privacy; (iii) jeopardize protections afforded Rosetta Stone and its subsidiaries under the attorney-client privilege, the attorney work product doctrine or any other legal privilege held by Rosetta Stone and its subsidiaries; or (iv) violate any legal requirement; provided, further, that Rosetta Stone will use reasonable efforts to allow for such inspection, access or disclosure in a manner that does not result in the disclosure of trade secrets, violate any such obligation with respect to confidentiality or privacy, jeopardize such protections or violate any legal requirement. All information obtained by Parent and its representatives will be treated as “Evaluation Material” of the Company for purposes of the Confidentiality Agreement.

Financing. The Financing (as defined below), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that Parent shall, and Parent shall cause the Offeror to, use its reasonable best efforts to arrange and obtain the financing contemplated by the Debt Commitment Letter (the “Debt Financing”) and by the Equity Commitment Letter (the “Equity Financing” and, together with the Debt Financing, the “Financing”), including using reasonable best efforts to (i) use its reasonable best efforts to maintain in full force and effect the Commitment Letters and the Existing Credit Agreements, (ii) negotiate, execute and deliver definitive agreements (the “Definitive Financing Agreements”) on terms and conditions no less favorable to Parent than the terms and conditions (including “market flex” terms and conditions) contained in the Commitment Letters, (iii) comply on a timely basis with all covenants and other obligations and use its reasonable best efforts to satisfy on a timely basis all conditions and other contingencies set forth in the Commitment Letters, Existing Credit Agreements and the Definitive Financing Agreements, (iv) pay in a timely manner any commitment or other fees that are or become payable under any of the Commitment Letters, Existing Credit Agreements or Definitive Financing Agreements, (v) use its reasonable best efforts to obtain any rating agency approvals necessary to obtain the Financing, (vi) if necessary, comply with any “market flex” provisions contained in the Commitment Letters or the Definitive Financing Agreements in the event such “market flex” provisions are exercise in accordance with the terms thereof, (vii) diligently enforce its rights under the Commitment Letters, Existing Credit Agreements and Definitive Financing Agreements, and if necessary or appropriate, commence, participate in and diligently pursue legal proceedings against or involving any of the persons that have committed to provide any portion of, or otherwise with respect to, the Financing; (viii) use its reasonable best efforts to cause the lenders and other persons expected to provide the Financing to fund the full amount of the Financing and (ix) otherwise use its reasonable best efforts to cause the Financing to be funded in full on or prior to the Closing.

Parent has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letters, Existing Credit Agreements and Definitive Financing Agreements,

provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of such Commitment Letter, Existing Credit Agreement or Definitive Financing Agreement shall not, (i) reduce the aggregate amount of the Financing such that Parent would not have sufficient cash proceeds to satisfy Parent’s obligations under the Merger Agreement, and to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection therewith and with the Financing (such amount, the “Required Amount”), (ii) expand upon the conditions precedent to Financing, amend or modify in a manner adverse to Parent, Rosetta Stone or any holders of Company Shares any of the conditions or other contingencies relating to the receipt or funding of the Financing, (iii) be reasonably expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iv) adversely impact the ability of Parent to enforce its rights against any of the other parties to the Commitment Letters, Existing Credit Agreements or Definitive Financing Agreements or (v) is otherwise adverse to the interests of Parent, Rosetta Stone or any holders of Company Shares in any respect.

If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions that are contained in the fee letters related thereto) (other than as a result of the Offeror’s failure to accept for payment all Company Shares validly tendered and not properly withdrawn pursuant to the Offer or the failure to satisfy certain of the Offer Conditions), Parent must use its reasonable best efforts to arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources, in an amount such that the aggregate funds that would be available to Parent at the Closing will be equal to at least the Required Amount on terms and conditions that are not less favorable to Parent or Rosetta Stone than those contained in the Debt Commitment Letter and provide no less probability of consummating the Transactions (the “Alternative Financing”).

Prior to the Effective Time, Rosetta Stone is required to use its commercially reasonable efforts to provide, and is required to use commercially reasonable efforts to cause its respective representatives to use commercially reasonable efforts to provide, to Parent (at Parent’s sole expense) such cooperation as may be reasonably requested by Parent to assist it in arranging the Debt Financing to the extent customary, in connection with the arrangement of financing similar to the Debt Financing, provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of Rosetta Stone and its subsidiaries. Subject to the immediately preceding proviso, such cooperation must include: (i) participating at reasonable times and upon reasonable advance notice in a reasonable number of meetings, drafting sessions, road shows and due diligence sessions and in not more than one session with rating agencies, (ii) furnishing Parent and the Lender Parties such financial and other pertinent information available to Rosetta Stone regarding Rosetta Stone and its subsidiaries as may be reasonably requested by Parent or the Lender Parties to the extent required to consummate the Debt Financing in accordance with the terms of the Debt Commitment Letter, (iii) in each case to the extent required to consummate the Debt Financing in accordance with the terms of the Debt Commitment Letter, providing reasonable cooperation to Parent and the Lender Parties in Parent’s preparation of (A) customary offering documents, private placement memoranda, confirmations and undertakings in connection with such marketing material, bank information memoranda, prospectuses and similar documents for any portion of the Debt Financing and (B) customary materials reasonably necessary for rating agency presentations, (iv) providing reasonable cooperation with the marketing efforts of Parent and the Lender Parties for any portion of the Debt Financing as reasonably requested by Parent, (v) furnishing documentation and other information reasonably requested by Parent to evidence compliance with legal requirements, including (A) as may be required by bank regulatory authorities under applicable “beneficial ownership”, “know-your-customer” and anti-money laundering rules and regulations and (B) OFAC, FCPA and the Investment Company Act, (vi) to the extent required by the Lender Parties, executing and delivering customary authorization letters to the Lender Parties authorizing the distribution of Company information to prospective lenders (including customary 10b-5 and material non-public information representations), and (vii) providing reasonable assistance with Parent’s preparation of the definitive financing documentation, including (A) preparation of, effective only upon the Closing, any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents (including, in each case, any schedules and exhibits thereto), required by the

Debt Financing, and (B) in connection with certain indebtedness of Rosetta Stone, obtaining customary lien releases and other security releases and other termination documents.

Parent must promptly, upon request by Rosetta Stone, reimburse Rosetta Stone for all reasonable and documented out-of-pocket costs and expenses incurred by Rosetta Stone or any of its affiliates (including reasonable attorneys’ fees and accountants’ fees) in connection with its cooperation in connection with the Debt Financing. Additionally, Parent has agreed to indemnify and hold harmless Rosetta Stone and its affiliates and its and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, fees, costs and expenses (including reasonable and documented attorneys’ fees), interest, awards, judgments, fines and penalties suffered or incurred by them in connection with the arrangement and completion of the Debt Financing and any information utilized in connection therewith, except to the extent caused by the fraud, bad faith, gross negligence or willful misconduct of Rosetta Stone or any of its affiliates.

Publicity. Provided that the Rosetta Stone Board has not made a Change in Recommendation, Rosetta Stone, on the one hand, and Parent and the Offeror, on the other hand, will each consult with the other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by the Merger Agreement and prior to making any filings with any governmental entity with respect to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, (a) a party may, without complying with the foregoing obligations, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with these terms, to the extent such previous press releases, public disclosures or public statements are still accurate; (b) a party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement where the management of such party shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable legal requirements or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any governmental entity; (c) subject to certain terms of the Merger Agreement with respect to Changes in Recommendation and solicitation of Acquisition Proposals and related actions, Rosetta Stone need not comply with the foregoing obligations in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release or Change in Recommendation); and (d) a party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement in connection with any dispute between the parties regarding the Merger Agreement or the transactions contemplated by the Merger Agreement. In addition, subject to certain terms of the Merger Agreement with respect to employee communications, (to the extent applicable), the parties will coordinate with each other and the other’s representatives with respect to communications with employees of Rosetta Stone and its subsidiaries regarding post-Closing transition, integration and related matters; provided, however, that any such communications will be conducted at a reasonable time, jointly and under the supervision of personnel of the Company and conducted in such a manner as not to interfere unreasonably with the normal operation of the business of Rosetta Stone and its subsidiaries. Subject to the Confidentiality Agreement, nothing will prevent any affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding the Merger Agreement and the transactions contemplated hereby, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms.

Other Employee Benefits. During the period commencing at the Effective Time and ending on the first anniversary of the date on which the Effective Time occurs (or, if shorter, the period of employment of the relevant Continuing Employee), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by Rosetta Stone and its subsidiaries immediately prior to the Effective Time and who continues employment with Parent, the Surviving Corporation or any subsidiary of the Surviving

Corporation after the Effective Time (each a “Continuing Employee”) with the following: (i) a base salary or wage rate not less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) a target cash bonus opportunity and/or commission opportunities not less favorable than the target cash bonus opportunity and/or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time; provided, that compliance with the terms of the Merger Agreement shall be deemed to satisfy this clause “(ii)” for the period commencing at the Effective Time and ending on the last day of Rosetta Stone’s 2020 fiscal year; and (iii) other compensation and employee benefits (including under any severance plans and health and welfare benefit plans, but excluding under any equity plans) that are no less favorable than, those provided to similarly situated employees of Parent.

Following the Closing, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, maintain (without adverse modification) each cash bonus and/or commission plan and program that is a Company Plan for Rosetta Stone’s 2020 fiscal year and to pay to each Continuing Employee the amount of bonus and/or commission actually earned for the 2020 fiscal year by such Continuing Employee as determined under, and subject to the terms and conditions of, the Company Plan applicable to such Continuing Employee; provided, that any employee who is terminated by Rosetta Stone without Cause (as defined in Rosetta Stone’s Change in Control Severance Plan, effective November 1, 2015) shall be entitled to receive the bonus such employee would have received absent such termination.

Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation and leave entitlement and severance benefits) for service with Rosetta Stone and its subsidiaries (or predecessor employers to the extent either Rosetta Stone or its subsidiaries provides such past service credit) under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation, as applicable, in which Continuing Employees become participants (the “Parent Plans”), to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, credit to Continuing Employees the amount of unused vacation and sick leave time that such Continuing Employees had accrued under any applicable Company Plan as of the Effective Time. In addition, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any Parent Plan to the extent coverage under such Parent Plan is replacing comparable coverage under a Company Plan in which such Continuing Employee was participating, and (ii) with respect to each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits, Parent shall (A) cause to be waived any evidence of insurability requirements and the application of any pre-existing condition limitations under such Parent Plan to the extent such evidence of insurability requirements and pre-existing condition limitations requirements would apply under the analogous Company Plan and (B) cause each Continuing Employee to be given credit under such Parent Plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plans for the plan year in which the Effective Time occurs.

Parent will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, all written Company Plans that provide for severance, change in control or separation, including any such Company Plans established pursuant to a written employment, severance, retention, incentive, change in control or termination agreement (including any change in control provisions therein) between Rosetta Stone and its subsidiaries and any Continuing Employee. Parent acknowledges that the transactions contemplated by the Merger Agreement will constitute a “change in control” (or similar term) of Rosetta Stone under the terms of such Company Plans, if applicable.

With respect to any Qualified Plan, if directed by Parent in writing at least 10 business days prior to the Effective Time, Rosetta Stone will terminate such Qualified Plan, effective not later than the business day immediately preceding the Effective Time. In the event that Parent requests that such Qualified Plan(s) be terminated, Rosetta Stone will provide Parent with evidence that such Qualified Plan(s) have been terminated pursuant to resolutions of the Rosetta Stone Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

Prior to making any written or oral communications to officers or employees of Rosetta Stone and its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions, each party will provide the other party with a copy of the intended communication, the other party will have a reasonable period of time to review and comment on the communication, and the relevant party will consider any such comments in good faith.

Subject to the terms of the Merger Agreement, nothing is intended nor shall be construed to require, and Rosetta Stone and its subsidiaries shall take no action that would have the effect of requiring, Parent or Rosetta Stone and its subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions above are for the sole benefit of the parties to the Merger Agreement and nothing, expressed or implied, is intended or shall be construed to (i) be treated as an amendment to any particular Company Plan, (ii) subject to the terms of the Merger Agreement, prevent Rosetta Stone and its subsidiaries or Parent from amending or terminating any Company Plan or any of its benefit plans in accordance their terms, (iii) create a right in any employee, including any Continuing Employee, to employment with Rosetta Stone or any of its subsidiaries, Parent, the Surviving Corporation or any of their subsidiaries or (iv) confer upon or give any person (including for the avoidance of doubt any current or former employee (including Continuing Employees), director or independent contractor of Rosetta Stone), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in the above provisions or otherwise create any third-party beneficiary rights in any person other than the parties hereto and their respective permitted successors and assigns, including with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Surviving Corporation or under any benefit plan which Parent, Rosetta Stone or the Surviving Corporation may maintain.

Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Rosetta Stone Board (the “Compensation Committee”) will cause each Company Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d- 10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Directors’ and Officers’ Indemnification and Insurance. From and after the Acceptance Time, Parent will cause Rosetta Stone and its subsidiaries, including the Surviving Corporation and its subsidiaries, to fulfill and honor in all respects the obligations Rosetta Stone and its subsidiaries pursuant to (i) each indemnification agreement in effect between Rosetta Stone or and of its subsidiaries and any Indemnified Party (as defined below) and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the organizational documents of Rosetta Stone and its subsidiaries as in effect on the date of this Agreement. The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from Liability and advancement of expenses set forth in the Company’s Organizational Documents on the date of this Agreement and, from and after the Acceptance Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would reasonably be expected to adversely affect the rights thereunder of any Indemnified Party.

Without limiting the provisions above, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, Parent shall indemnify and hold harmless each individual who is or was an officer or director of Rosetta Stone or any of its subsidiaries at or at any time prior to the Acceptance Time

(each and “Indemnified Party”) against and from any Liabilities in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of Rosetta Stone or any of its subsidiaries (with respect to any such action or omission, or alleged action or omission, that occurred prior to or at the Effective Time) or (ii) any of the transactions contemplated by this Agreement; provided, however, that, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation a written notice asserting a claim for indemnification, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, from and after the Acceptance Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, advance, prior to the final disposition of any claim, legal proceeding, arbitration, investigation or inquiry for which indemnification may be sought, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, legal proceeding, arbitration, investigation or inquiry.

Further, the Merger Agreement requires that Parent will cause the Surviving Corporation to obtain a prepaid “tail” policy (the “Tail Policy”), effective as of the Effective Time, which policy provides the Indemnified Parties with directors’ and officers’ liability insurance with limits and scope consistent with Rosetta Stone’s current directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement for a period beginning at the Effective Time and ending no earlier than the sixth anniversary of the Effective Time. Parent shall cause any such Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, that (i) in no event shall the premiums for the Tail Policy exceed an aggregate premium amount in excess of 300% of the premium amount per annum for the Company’s existing insurance coverage for the Indemnified Parties and (ii) if the aggregate premium amount for the Tail Policy exceeds such amount, Parent shall obtain a Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

The Merger Agreement also provides that in the event the Surviving Corporation, any of its subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall ensure that the successors and assigns of the Surviving Corporation or such subsidiary, or at Parent’s option, Parent, shall assume the obligations set forth in the Merger Agreement with respect to the Tail Policy.

The rights of each Indemnified Party under the Merger Agreement with respect to the Tail Policy are in addition to, and not in limitation of, any other rights such Indemnified Party may have under the organizational documents of Rosetta Stone or any of its subsidiaries or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. The rights will survive the Acceptance Time and will also survive consummation of the Merger and the Effective Time. The terms of the Merger Agreement described in this section are intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and is binding on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries. Further, it may not be amended, altered or repealed after the Acceptance Time without the prior written consent of the affected Indemnified Party.

Section 16 Matters. The Rosetta Stone Board will, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Company Shares in the Offer and the deemed disposition and cancellation of Company Shares and, as applicable, Company Options, Company Non-Performance RSUs and Company Performance RSUs in the Merger by applicable individuals.

Stock Exchange De-listing and De-registration. Prior to and following the Effective Time, the Company (and the Surviving Corporation) will use its commercially reasonable efforts to cause the Company Shares to no longer be quoted on the NYSE and to be deregistered under the Exchange Act effective as soon as practicable following the Effective Time.

Stockholder Litigation. Rosetta Stone will provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any legal proceeding against the Company or any of its directors or officers by any holder of Company Shares arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. Rosetta Stone will give Parent the opportunity to participate in (but not control) the defense, settlement or compromise of any such legal proceeding, at Parent’s sole cost and expense, and no such settlement or compromise will be agreed to without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed. For purposes of this provision, “participate” means that Parent will be kept apprised of proposed strategy and other decisions with respect to the legal proceeding by Rosetta Stone (to the extent that, on the advice of outside counsel, the attorney-client privilege between Rosetta Stone and its counsel is not undermined or otherwise materially affected; provided, however, that Rosetta Stone will use reasonable best efforts to keep Parent apprised of proposed strategic and other decisions in a manner that does not undermine or effect attorney-client privilege, including by entering into a joint defense or similar agreement), and Parent may offer comments or suggestions with respect to the legal proceeding (and Rosetta Stone will reasonably consider in good faith the inclusion or incorporation of any such comments or suggestions provided in a timely manner), but will not be afforded any decision-making power or other authority over the legal proceeding, except for the settlement or compromise consent set forth above.

Anti-Takeover Statutes. Rosetta Stone and Parent have agreed to use all reasonable efforts (a) to take all action necessary so that no takeover statute or similar law (any such law a “Takeover Statute”) is or becomes applicable to restrict or prohibit the Merger or the other transactions contemplated hereby and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action reasonably necessary so that the Merger and the other transactions contemplated may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on the Merger and the other transactions contemplated thereby.

Notification of Certain Matters. The Merger Agreement requires that from time to time prior to the Effective Time, Rosetta Stone will use reasonable best efforts to disclose in writing to Parent, promptly upon obtaining knowledge of, the occurrence or non-occurrence of any fact or event that would be reasonably likely to prevent or materially delay the satisfaction of any Offer Condition or any other condition to the consummation of the Merger set forth in the Merger Agreement; provided, however, that no such notification will affect the remedies of the parties under the Merger Agreement.

Further, from time to time prior to the Closing, Parent will use reasonable best efforts to disclose in writing to Rosetta Stone, promptly upon obtaining knowledge of the occurrence or non-occurrence of any fact or event that would be reasonably likely to prevent or materially delay the satisfaction of any Offer Condition or any other condition to the consummation of the Merger set forth in the Merger Agreement; provided, however, that no such notification will affect the remedies of the parties under the Merger Agreement.

Confidentiality. Information disclosed pursuant to the Merger Agreement will be governed under the Confidentiality Agreement, dated as of February 5, 2020, by and between Rosetta Stone and Parent.

Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) the Offeror (or Parent on the Offeror’s behalf) shall have accepted for payment and paid for the Company Shares validly tendered pursuant to the Offer and not withdrawn; and

(b) no order preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby shall have been issued, enacted, promulgated, enforced or entered by any governmental entity of competent jurisdiction and remain in effect, and there shall not be any legal requirement issued, enacted, promulgated, enforced or entered that makes consummation of the Merger or the other transactions contemplated hereby illegal or prevents, enjoins, restrains or prohibits the consummation of the Merger or the other transactions by the Merger Agreement.

Termination. The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned by:

(a) mutual written consent of Rosetta Stone, Parent and the Offeror;

(b) either Rosetta Stone or Parent at any time after December 29, 2020 (the “End Date”) and prior to the Acceptance Time if the Acceptance Time did not occur on or before the End Date; provided, however, that a party will not be permitted to terminate the Merger Agreement if the material failure of such party (including, in the case of Parent, the Offeror) to perform any covenant required to be performed by such party (including, in the case of Parent, the Offeror) at or prior to the Acceptance Time shall have been a proximate cause of the failure of the Acceptance Time to have occurred on or before the End Date;

(c) Parent or Rosetta Stone at any time prior to the Acceptance Time if (i) there will be any legal requirement issued, enacted, promulgated, enforced or entered that prohibits, enjoins, prevents, restrains, or makes illegal the acceptance for payment of, or the payment for, Company Shares tendered pursuant to the Offer, the Merger or the other transactions contemplated hereby, or (ii) any governmental entity issued, enacted, promulgated, enforced or entered an order having the effect of making illegal, restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, or payment for, Company Shares tendered pursuant to the Offer, the Merger or the other transactions contemplated hereby, and such order will have become final and non-appealable; provided, however, that a party will not be permitted to terminate the Merger Agreement if the material failure of such party (including, in the case of Parent, the Offeror) to perform any covenant required to be performed by such party (including, in the case of Parent, the Offeror) at or prior to the Acceptance Time shall have been the proximate cause of the existence of such legal requirement or order;

(d) Parent or Rosetta Stone if the Offer (as it may have been extended) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without the Offeror having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party will not be permitted to terminate the Merger Agreement if the non-satisfaction of any Offer Condition, or the termination or withdrawal of the Offer, was proximately caused by the material failure of such party (including, in the case of Parent, the Offeror) to perform any covenant required to be performed by such party (including, in the case of Parent, the Offeror) at or prior to the Acceptance Time;

(e) Parent at any time prior to the Acceptance Time if the Rosetta Stone Board shall have effected a Change in Recommendation;

(f) Rosetta Stone at any time prior to the Acceptance Time if (i) Rosetta Stone has received a Superior Proposal that did not result from a breach of the Merger Agreement (other than any breach that was immaterial); (ii) Rosetta Stone Board has authorized Rosetta Stone to enter into an alternative acquisition agreement with respect to such Superior Proposal; (iii) substantially concurrently with the termination of the Merger Agreement, Rosetta Stone enters into such alternative acquisition agreement; (iv) Rosetta Stone and the Rosetta Stone Board have complied in all respects with respect to such Superior Proposal (other than any non-compliance that was immaterial) and (v) Rosetta Stone pays the Company Termination Fee;

(g) Parent by written notice to Rosetta Stone at any time prior to the Acceptance Time, if a breach or inaccuracy of any representation or warranty or failure to perform or comply with any covenant or obligation contained in the Merger Agreement on the part of Rosetta Stone have occurred that would cause a failure of the Offer Conditions or any of the conditions to be satisfied; provided, however, that, if such a breach, inaccuracy or failure is curable by Rosetta Stone prior to the earlier of (i) 20 days following the date Parent gives Rosetta Stone notice of such breach, inaccuracy or failure and (ii) the End Date, and Rosetta Stone is continuing to use commercially reasonable efforts to cure such breach, inaccuracy or failure, then Parent may not terminate the Merger Agreement on account of such breach, inaccuracy or failure unless such breach, inaccuracy or failure shall remain uncured upon the earlier of (A) the expiration of such 20 day period and (B) the End Date; provided, further, that Parent will not be permitted to terminate the Merger Agreement if there is a breach, inaccuracy or failure such that Rosetta Stone would have the right to terminate the Merger Agreement (but for any required notice or cure period associated with such termination right);

(h) Rosetta Stone by written notice to Parent at any time prior to the Acceptance Time, if (i) a breach or inaccuracy, in each case, in any material respect, of any representation or warranty or failure to perform or comply with, in each case, in any material respect, any covenant or obligation contained in the Merger Agreement on the part of Parent or the Offeror have occurred, and (ii) such breach, inaccuracy or failure has prevented, or would reasonably be expected to prevent, Parent or the Offeror from consummating the transactions contemplated by the Merger Agreement; provided, however, that, if such a breach, inaccuracy or failure is curable by Parent prior to the earlier of (A) 20 days following the date Rosetta Stone gives Parent notice of such breach and (B) the End Date, and Parent is continuing to use its commercially reasonable efforts to cure such breach, inaccuracy or failure, then Rosetta Stone may not terminate the Merger Agreement on account of such breach, inaccuracy or failure unless such breach, inaccuracy or failure will remain uncured upon the earlier of (1) the expiration of such 20 day period and (2) the End Date; provided, further, that Rosetta Stone will not be permitted to terminate the Merger Agreement if there is a breach, inaccuracy or failure such that Parent would have the right to terminate the Merger Agreement (but for any required notice or cure period associated with such termination right);

(i) Rosetta Stone if the Offeror (i) fails to commence the Offer on or prior to the 10th business day following the date of the Merger Agreement in accordance with the terms of the Merger Agreement; or (ii) terminates the Offer prior to the Expiration Time, other than in accordance with the terms of the Merger Agreement; or

(j) Rosetta Stone if (i) at the Expiration Time (for the avoidance of doubt, after giving effect to all extensions thereof), all of the Offer Conditions have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied), (ii) Rosetta Stone has delivered written notice to Parent to such effect, and (iii) the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within two business days following Rosetta Stone’s delivery of such notice.

Effect of Termination. In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will be of no further force or effect, without any Liability on the part of any party thereto; provided, however, that (a) Parent’s and the Offeror’s obligations in connection with termination of the Offer and with the treatment and destruction or return of information that is subject to the Confidentiality Agreement, Rosetta Stone’s obligation to pay the Company Termination Fee (as defined below), Parent’s obligation to pay the Parent Termination Fee (as defined below) , certain acknowledgements of the parties to the Merger Agreement with respect to the Company Termination Fee and the Parent Termination Fee and certain other matters, including, among others, the rights of the parties to seek specific performance of the terms of the Merger Agreement will survive the termination of the Merger Agreement and will remain in full force and effect; and (b) subject to certain exceptions in the event that the Parent Termination Fee is payable, the termination of the Merger Agreement will not relieve any party from any liability for any intentional and material breach of the Merger Agreement (which liability will include, in the case of such a breach by Parent or the Offeror, any loss to the stockholders of Rosetta Stone of the consideration that would have otherwise been payable to them). Without limiting the generality of the foregoing, Parent and the Offeror acknowledge and agree that any failure of Parent or the Offeror to satisfy its obligation to accept for payment or pay for Company Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions, will be deemed to constitute an intentional and material breach of the Merger Agreement. The Confidentiality Agreement will not be affected by a termination of the Merger Agreement.

Fees and Expenses Following Termination. Under the Merger Agreement, Rosetta Stone has agreed to pay to Parent a one-time fee of $15,833,067 (the “Company Termination Fee”) by wire transfer of immediately available funds, in the event that:

•

Parent or Rosetta Stone terminates the Merger Agreement, (i) as described in paragraph (b) or (d) of the “Termination” section, (ii) following the date of the Merger Agreement and prior to the time of the termination of the Merger Agreement, an Acquisition Proposal had been made known to Rosetta Stone or any of its subsidiaries or publicly announced (and such Acquisition Proposal had not been withdrawn prior to the time of the termination of the Merger Agreement) and (iii) Rosetta Stone or any of its subsidiaries (A) consummates a Specified Acquisition Transaction within 12 months after such termination or (B) enters into a definitive agreement within 12 months after such termination providing for a Specified Acquisition Transaction that is subsequently consummated;

•	Parent, prior to the Acceptance Time, terminates the Merger Agreement as described in paragraph (e) of the “Termination” section above; or

•	Rosetta Stone terminates the Merger Agreement as described in paragraph (f) of the “Termination” section above.

Under the Merger Agreement, Parent has agreed to pay to Rosetta Stone a one-time fee of $55,415,734 (“Parent Termination Fee”) by wire transfer of immediately available funds within two business days after termination, in the event that Rosetta Stone terminates the Merger Agreement pursuant to paragraph (h) or (j) of the “Termination” section above (or by Rosetta Stone or Parent pursuant to paragraph (b) of the “Termination” section above at a time when Rosetta Stone could have terminated the Merger Agreement pursuant to paragraph (h) or (j)).

Notwithstanding anything to the contrary as set forth in the Merger Agreement, but subject to (v) the “Effect of Termination” section above, (w) certain Parent Termination Fee provisions, (x) Rosetta Stone and its subsidiaries’ indemnity provisions, (y) an order of specific performance as, and only to the extent expressly permitted by, the Merger Agreement and (z) Rosetta Stone’s rights and remedies under the Limited Guaranty (subject to the terms thereof): (i) Rosetta Stone’s right to terminate the Merger Agreement and, if the Merger Agreement is terminated in circumstances in which the Parent Termination Fee is payable, receive the Parent Termination Fee, shall be the sole and exclusive remedy of Rosetta Stone against (1) Parent, (2) the Offeror, (3) Sponsor, (4) the Debt Financing Related Parties and (5) any former, current or future general or limited partners, directors, officers, employees, agents, members, managers, attorneys or representatives of any person named in the foregoing clauses (1), (2), (3) or (4) or any of their respective affiliates or representatives (collectively, the persons named in the foregoing clauses (1) through (5), the “Parent Related Parties”) for any loss suffered as a result of, relating to or arising out of such termination, the Merger Agreement, the Equity Financing Commitment Letter, the Debt Financing Commitment Letter, the Definitive Financing Agreements, the other agreements referred to in the Merger Agreement and the transactions contemplated thereby, including any breach of the Merger Agreement by Parent or the Offeror, the termination of the Merger Agreement or the failure to consummate the transactions contemplated thereby, and (ii) none of the Parent Related Parties shall have any liability or obligation to Rosetta Stone or any of its affiliates as a result of, relating to or arising out of the Merger Agreement, the Equity Financing Commitment Letter, the Debt Financing Commitment Letter, the Definitive Financing Agreements, the other agreements referred to in the Merger Agreement or the transactions contemplated thereby, or any claims or actions arising out of any breach of the Merger Agreement by Parent or the Offeror, the termination of the Merger Agreement or the failure to consummate the transactions contemplated thereby. For the avoidance of doubt, (I) the sum of an amount equal to the Parent Termination Fee and the amount payable under certain terms of the Merger Agreement is intended to serve as a cap on the maximum aggregate monetary liability of the Parent Related Parties under the Merger Agreement in the event Parent or the

Offeror breaches the Merger Agreement or fails to perform thereunder, and under no such circumstances shall Rosetta Stone be entitled to collect, if due, more than the amounts specified in this clause (I), and (II) while Rosetta Stone may pursue both a grant of specific performance of the type contemplated by the Merger Agreement and the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement, as the case may be, under no circumstances shall Rosetta Stone be permitted or entitled to receive both a grant of specific performance to consummate the transactions contemplated thereby and monetary damages, including all or any portion of the Parent Termination Fee.

If Parent fails to pay the Parent Termination Fee when due, then Parent shall pay to Rosetta Stone interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid.

Amendment. The Merger Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time. Without limiting the foregoing, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, (a) after the Acceptance Time, no amendment to the Merger Agreement that decreases, or has the effect of decreasing, the consideration payable with respect to any Company Share as set forth in the Merger Agreement shall be permitted, (b) none of the provisions of the Merger Agreement to which the Debt Financing Sources are express third-party beneficiaries may be amended or waived in any manner adverse to any Debt Financing Source without the consent of the affected Debt Financing Source and (c) any amendment to this Agreement prior to the Effective Time shall require, in addition to the consent of Parent and the Offeror, the consent of (i) the Rosetta Stone Board and (ii) each Continuing Director if, at the time of such consent by the Rosetta Stone Board, the Continuing Directors constitute a minority of the Rosetta Stone Board. For purposes of this provision, “Continuing Director” means an individual who is a director on the Rosetta Stone Board on the date of this Agreement or who has been nominated or designated to be a director on the Rosetta Stone Board by a majority of the directors on the Rosetta Stone Board, as constituted on the date of the Merger Agreement.

Specific Performance. Under the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and no party shall be required to obtain, furnish or post any bond in connection with or as a condition to obtaining specific performance.

Notwithstanding the foregoing, Rosetta Stone is entitled to specific performance to cause the Offeror to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger in accordance with this Agreement if, and only if:

•

with respect to consummation of the Offer, all of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied or waived at the Expiration Time) have been and remain satisfied or waived at the time the Expiration Time;

•

with respect to the consummation of the Merger, the conditions to the consummations of the Merger set forth in the Merger Agreement are satisfied (other than those conditions that by their nature are to be satisfied or waived at the Effective Time);

•	the Debt Financing has been funded or, assuming the Equity Financing is funded, will be funded in accordance with its terms;

•

Rosetta Stone has delivered irrevocable written notice to Parent that it is ready, willing and able to take all action required of it under the Merger Agreement to consummate (as defined in Section 251(h) of the DGCL) the Offer and to consummate the Merger; and

•	the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer and to consummate the Merger within two business days following Rosetta Stone’s delivery of such notice.

The Limited Guarantee. Simultaneously with the execution of the Merger Agreement, the Sponsor provided Rosetta Stone with a limited guarantee, dated as of August 29, 2020 (the “Limited Guarantee”), pursuant to which the Sponsor guarantees the payment to Rosetta Stone of (i) the Parent Termination Fee, if and when due under the terms of the Merger Agreement and (ii) Parent’s reimbursement and/or indemnification obligations expressly set forth in the Merger Agreement.

The foregoing summary and description of the limited guarantee identified above does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

The Confidentiality Agreement. Rosetta Stone and Parent entered into a confidentiality agreement dated as of February 5, 2020 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information (“Confidential Information”), Parent agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating, negotiating and consummating a possible consensual transaction between it and Rosetta Stone. The Confidentiality Agreement contains customary standstill provisions that last until February 5, 2021. The obligations of Parent, the Offeror and any affiliates thereof (including the standstill provisions) will terminate upon consummation of the Merger. If the Merger has not been consummated, the Confidentiality Agreement will expire February 5, 2022.

The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

12. Sources and Amount of Funds

The Offeror estimates that it will need approximately $792 million to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of Rosetta Stone at the Effective Time and to pay certain fees and expenses related to the Transactions. Parent, Cambium Learning Group, Inc. and Cambium Intermediate Holdings Inc. have received (i) a commitment from certain lenders to provide a $425.0 million incremental senior secured first lien term loan facility (the “First Lien Incremental Term Loan Facility”) pursuant to Cambium Learning Group, Inc.’s existing first lien credit facility (the “Existing First Lien Credit Agreement”) and (ii) a commitment from certain lenders to provide a $150.0 million incremental senior secured second lien term loan facility (the “Second Lien Incremental Term Loan Facility” and, together with the First Lien Incremental Loan Facility, the “Incremental Term Loans”) pursuant to Cambium Learning Group, Inc.’s existing second lien credit facility (the “Existing Second Lien Credit Agreement” and, together with the Existing First Lien Credit Agreement, the “Existing Credit Agreements”). Subject to certain conditions, the Debt Financing will be made available to finance the Offer and the Merger, refinance certain of Rosetta Stone’s existing indebtedness, pay related fees and expenses incurred in connection with the Offer and the Merger and the Transactions and to provide for ongoing working capital and for other general corporate purposes of Rosetta Stone and its subsidiaries. In addition, Parent has obtained an Equity Commitment Letter from the Sponsor which provides for the Sponsor’s commitment of up to $221 million in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with net proceeds of the Debt Financing and available cash of Rosetta Stone and its subsidiaries following the Merger, will be sufficient to pay the Required Amount. The equity and debt financing commitments are subject to certain conditions.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is not subject to any financing condition, (b) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Company Shares (i) owned by Rosetta Stone or any of its subsidiaries (including Shares held as treasury stock), or (ii) owned by Parent or any of its subsidiaries, including the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Effective Time) for cash at the same price per share in the Merger as the Offer Price and (c) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.

Debt Financing.

Parent, Cambium Learning Group, Inc. and Cambium Intermediate Holdings Inc. have received the commitment letter, dated August 29, 2020 (the “Debt Commitment Letter”) from certain arrangers and lenders (the “Lender Parties”) to provide, subject to the satisfaction (or waiver by the Lender Parties) of the conditions set forth therein, the (i) First Lien Incremental Term Loan Facility in an aggregate principal amount of $425.0 million and (ii) Second Lien Incremental Term Loan in an aggregate principal amount of $150.0 million.

In the event that (a) the Closing does not occur on or before 5:00 p.m. New York City time on January 5, 2021, (b) the Merger Agreement is validly terminated, (c) the “Closing Date” (as defined in the Merger Agreement) has occurred or (d) the Merger is consummated with or without the funding of the Incremental Term Loans, then the Debt Commitment Letter and the commitment of the Lender Parties with respect to the Debt Financing will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of Parent and the Offeror has agreed to use its reasonable best efforts to consummate the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto). If any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions that are contained in the fee letters related thereto), Parent is required to use its reasonable best efforts to arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources, in an amount such that the aggregate funds that would be available to Parent at the Closing will be equal to at least the Required Amount on terms and conditions that are not less favorable to Parent or the Company than those contained in the Debt Commitment Letter and provide no less probability of consummating the Transactions (the “Alternative Financing”).

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. As of the date of the Merger Agreement, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available.

Conditions Precedent to the Debt Commitments. The availability of the Debt Financing is subject to, among other things:

•

consummation of the Offer and the Merger in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any waiver or amendment thereto or consent granted thereunder by Parent or any of Parent’s affiliates party thereto, that are materially adverse to the interests of the Lender Parties (in their capacities as such) without the prior consent of the arrangers and bookmanagers thereof;

•

the specified acquisition agreement representations shall be true and correct (after giving effect to all applicable materiality qualifier applicable thereto and the specified representations contained in the Debt Commitment Letter shall be true and correct in all material respects (or, in the case of such specified representation already qualified by materiality, by “material adverse change” or by “material adverse effect”, true and correct in all respects);

•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect;

•

on the date of the Closing, third party debt for borrowed money of the Rosetta Stone and its subsidiaries will be repaid and all commitments to extend credit thereunder will be terminated, and all guarantees and security interests, if any, in respect thereof terminated and discharged;

•	the delivery of certain historical financial statements and certain other financial statements;

•	payment of fees and expenses required by the Debt Commitment Letter;

•	substantially concurrently with the funding and borrowings under the Incremental Facilities, the Equity Financing in an minimum amount of $50 million shall have been consummated; and

•	execution and delivery of definitive documentation.

Debt Financing. The Incremental Term Loans are expected to be comprised of (a) the First Lien Incremental Term Loan Facility and (b) the Second Lien Incremental Term Loan Facility. RBC Capital Markets (“RBCCM”) and Deutsche Bank Securities Inc. (“DBSI”) will act as the arrangers and bookmanagers appointed pursuant to the terms of the Debt Commitment Letter.

Closing Date Availability. On the date of the Closing, the Lender Parties have committed to make loan proceeds of up to (a) $425.0 million in respect of the First Lien Incremental Term Loan Facility and (b) $150.0 million in respect of the Second Lien Incremental Term Loan Facility.

Incremental Term Loan Facility

Interest Rate. Loans under the First Lien Incremental Term Loan Facility are expected to bear interest, at the option of Cambium Learning Group, Inc., at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread. Loans under the Second Lien Incremental Term Loan Facility are expected to bear interest, at the option of Cambium Learning Group, Inc., at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

Guarantors. All obligations under the Incremental Term Loans, the Existing Credit Agreements and under certain hedging agreements and cash management arrangements will be guaranteed by Cambium Intermediate Holdings, LLC and certain of its subsidiaries (that are not borrower’s under the Existing Credit Agreements, as amended) and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of Cambium Intermediate Holdings, LLC (that are not borrowers under the Existing Credit Agreement, as amended (subject to customary exceptions).

Security. The obligations under the Incremental Term Loans, the Existing Credit Agreements and under certain hedging agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis, by a perfected security interest in subject to customary exceptions, substantially all of the present and after-acquired assets of the Cambium Intermediate Holdings, LLC, each borrower and each subsidiary guarantor.

Other Terms. The Incremental Term Loans will contain and the Existing Credit Agreements contain customary representations and warranties and customary affirmative and negative covenants and events of default (which includes a change of control provision), including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions.

Equity Financing.

Parent has received the Equity Commitment Letter, dated as of August 29, 2020 (the “Equity Commitment Letter”), pursuant to which the Sponsor committed subject to the terms and conditions thereof, to provide Parent with equity financing (“Equity Financing” and together with the Debt Financing, the “Financing”) in an amount up to its pro rata share of $221 million in the aggregate (the “Aggregate Commitment”) solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement, including (i) the acceptance for payment and payment by the Offeror of the Offer Price for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Amount”), (ii) the payment of all amounts due under the Merger Agreement in connection with the Merger (the “Merger Amount”) and (iii) the fees and expenses related to the transactions contemplated by the Merger Agreement (collectively, the “Equity Commitment”).

The Sponsor’s funding obligations under the Equity Commitment Letter are subject to: (a) the execution and delivery by Rosetta Stone, Parent and the Offeror of the Merger Agreement and (b) the satisfaction in full or waiver by Parent or the Offeror (with the Sponsor’s prior written consent) of each of the conditions to Parent’s and the Offeror’s respective obligations contained in the Merger Agreement to consummate the Offer (other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied).

The funding obligations under the Equity Commitment Letter with respect to the Equity Commitment will terminate automatically and immediately upon the earliest to occur of:

•	the Closing, so long as the Aggregate Commitment has been fully funded in accordance with the terms of the Equity Commitment Letter;

•	the valid termination of the Merger Agreement pursuant to its terms; and

•

Rosetta Stone or any of its officers, directors, employees, agents or representatives asserting or filing any legal proceeding (of any kind or nature, whether in law or in equity) against Parent or any of Parent’s affiliates with respect to the Merger Agreement or any transaction contemplated thereby, other than (i) Rosetta Stone’s right, prior to termination of the Merger Agreement, to specific performance against Parent and/or the Offeror (subject to the terms and limitations set forth with respect to the parties’ specific performance rights under the Merger Agreement); (ii) Rosetta Stone’s right, prior to the termination of the Merger Agreement, as a third-party beneficiary under the Equity Commitment Letter (subject to the terms and limitations therein); or (iii) Rosetta Stone’s right to bring any claim under the Merger Agreement, the Limited Guaranty, the Confidentiality Agreement or that certain Clean Team Agreement, entered into as of March 20, 2020, by and between Parent and Rosetta Stone (in each case, subject to the terms and limitations therein).

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

13. Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, the Offeror will not be obligated to accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Company Shares validly tendered and not withdrawn pursuant to the Offer, and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Merger Agreement, and may postpone the acceptance of, or payment for, any Company Shares in accordance with (and to the extent permitted by) the terms of the Merger Agreement, unless, immediately prior to the Expiration Time, each of the following conditions is satisfied:

•

the number of Company Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h)(6) of the DGCL), together with the Company Shares then owned by the Offeror or its affiliates, constitute at least a majority of the total number of then issued and outstanding Company Shares (the “Minimum Condition”);

•

the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court other governmental authority that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger;

•

the accuracy in all material respects of Rosetta Stone’s representations and warranties contained in Section 3.3(a) and (e) (Capitalization), 3.18 (Authority; Binding Nature of Agreement), 3.19 (No Vote Required), 3.22 (Opinion of Financial Advisor), and 3.23 (Brokers) (the “Specified Representations”) in the Merger Agreement; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (the “Specified Representations Condition”);

•

the accuracy in all respects of Rosetta Stone’s representations and warranties (other than the Specified Representations) in the Merger Agreement, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (the “ Representations Condition”)

•

Rosetta Stone’s performance, in all material respects, of its covenants contained in the Merger Agreement and required to be performed by it at or prior to the Expiration Time (the “Covenants Condition”);

•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect (the “MAE Condition”);

•

no order preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Merger or the other transactions contemplated in the Merger Agreement shall have been issued, enacted, promulgated, enforced or entered by any governmental entity of competent jurisdiction and remain in effect, and there shall not be any legal requirement issued, enacted, promulgated, enforced or entered that makes consummation of the Merger or the other transactions contemplated in the Merger Agreement illegal or prevents, enjoins, restrains or prohibits the consummation of the Merger or the other transactions contemplated in the Merger Agreement;

•

the receipt by Parent and the Offeror of a certificate of an executive officer of Rosetta Stone as to the satisfaction of the Specified Representations Conditions, the Representations Conditions, the Covenants Condition and the MAE Condition; and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and the Offeror and, other than the Minimum Condition and the Termination Condition, may be waived by Parent and the Offeror in whole or in part at any time and from time to time at or prior to the Expiration Time in their respective discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent permitted by applicable law. The failure by Parent, the Offeror or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If we waive a material Offer Condition, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

14. Dividends and Distributions

According to Rosetta Stone’s publicly available documents, Rosetta Stone has never paid a dividend since becoming a public company. Under the terms of the Merger Agreement, between the date of the Merger

Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Rosetta Stone is not permitted, without the prior written consent of Parent, to declare, set aside, make or pay any dividend or make any other distribution in respect of any shares of its capital stock other than dividends and distributions by a wholly-owned subsidiary of Rosetta Stone to Rosetta Stone or another wholly-owned subsidiary of Rosetta Stone. See Section 6— “Price Range of Company Shares; Dividends” and Section 11— “Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents—The Merger Agreement—Covenants.”

15. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by Rosetta Stone with the SEC and other information regarding Rosetta Stone, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Rosetta Stone and which might be adversely affected by the acquisition of Company Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Company Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Company Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “—State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Company Shares in the Offer. See Section 11— “Purpose of the Offer and Plans for Rosetta Stone; Transaction Documents—The Merger Agreement and Section 13— “Conditions of the Offer.”

Legal Proceedings. No lawsuits arising out of or relating to the Offer, the Merger or other associated transactions have been filed as of the date of this Offer to Purchase; however, such lawsuits may be filed in the future.

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

It is a condition to the Offeror’s obligation to accept for payment and pay for Company Shares tendered pursuant to the Offer that the waiting period (and any extensions of the waiting period) applicable to the Offer under the HSR Act will have expired or been terminated. Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entities of Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the reviewing agency. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a “Second Request”), the waiting period with respect to the Transactions would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the reviewing agency terminated the additional waiting period before its expiration. The 10 calendar day waiting period can be extended with the consent of Parent. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until one minute after 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with consent of Parent. The reviewing agency may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns 50% or more of the outstanding Company Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror’s proposed acquisition of Rosetta Stone. At any time before or after the Offeror’s acceptance for payment of Company Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Company Shares have already been acquired, requiring disposition of those Company Shares, or the divestiture of substantial assets of the Offeror, Rosetta Stone, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

The ultimate parent entities of Parent filed a Premerger Notification and Report Form on September 11, 2020. Rosetta Stone filed a Premerger Notification and Report Form on September 11, 2020.

State Takeover Laws. Rosetta Stone is incorporated under the laws of the State of Delaware and would be subject to Section 203 of the DGCL (“Section 203”) unless it had effectively opted out in accordance with Section 203(b) of the DGCL. In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Rosetta Stone has represented to us in the Merger Agreement that it has expressly elected not to be governed by Section 203 and that the restrictions set forth therein are inapplicable to Rosetta Stone, the Merger Agreement and the transactions contemplated therein. Moreover, the Rosetta Stone Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 are therefore inapplicable to the Merger Agreement and the transactions contemplated therein.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand

Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Rosetta Stone conducts business in a number of states throughout the United States and in a number of foreign jurisdictions, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Company Shares tendered in the Offer. See Section  13— “Conditions of the Offer.”

16. Appraisal Rights.

No appraisal rights are available to the holders of Company Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Company Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL and do not properly withdraw your appraisal demand or otherwise lose your rights to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Company Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Company Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Company Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Company Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of (i) the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Company Shares validly tendered in the Offer, and (ii) twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is September 15, 2020), deliver to Rosetta Stone at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Company Shares, which demand must reasonably inform Rosetta Stone of the identity of the stockholder and that the stockholder is demanding appraisal for such Company Shares;

•	not tender such Company Shares in the Offer; and

•	continuously hold of record such Company Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of Rosetta Stone’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Company Shares.

17. Fees and Expenses

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses will be paid by the party incurring those expenses.

Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Company Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Company Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any U.S. state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such U.S. state and extend the Offer to holders of Company Shares in such state.

Parent and the Offeror have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8— “Certain Information Concerning Rosetta Stone—Additional Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Rosetta Stone or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Empower Merger Sub Inc.

September 15, 2020

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE OFFEROR, PARENT AND CERTAIN RELATED PERSONS

1. The Offeror

The Offeror, a Delaware corporation, was formed on August 28, 2020, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287. The telephone number at the principal office is (214) 932-9326.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below. The principal office address of each such director and executive officer is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Director	Mr. Musallam is the CEO and Managing Partner of Veritas as well as a Founding Member of Veritas’s first institutional fund raised in 1998. Previously he worked at Pritzker & Pritzker, the private equity group then led by Jay Pritzker and prior to that at Berkshire Partners, a Boston-based private equity firm. Mr. Musallam began his career at J.P. Morgan in the Structured Finance Division. Mr. Musallam holds a B.A., cum laude, in Mathematical Economics from Colgate University and an M.B.A., with High Honors, from the University of Chicago Booth School of Business.

Benjamin Polk Director	Mr. Polk is a Partner at Veritas and a member of the firm’s executive leadership. Prior to Veritas, Mr. Polk was a Senior Partner with the law firm of Schulte Roth & Zabel LLP where his practice focused on the areas of mergers & acquisitions, leveraged buyouts, corporate finance, corporate governance and securities regulation, with special focus on private equity. During his legal career, Mr. Polk worked with Veritas on virtually every major transaction Veritas had been involved in since its founding. Mr. Polk holds a B.A., with High Honors, from Hobart College and a J.D. from Cornell Law School.

Daniel H. Sugar Director	Mr. Sugar is a Partner at Veritas. Prior to Veritas, Mr. Sugar worked for the restructuring investment bank Miller Buckfire & Co. There, he advised corporations across a wide variety of industries including healthcare, industrials, telecom and retail on restructuring, bankruptcy, financing and M&A transactions. Mr. Sugar holds a B.S.E. in Operations Research and Financial Engineering from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania.

John Campbell President and Chief Executive Officer	Mr. Campbell is the President and Chief Executive Officer of Cambium Learning Group. Mr. Campbell served in the positions of Senior Vice President and the President of the CLT business unit, Senior

Name and Position	Present Principal Occupation or Employment and Employment History
Vice President of Strategy & Business Development, Senior Vice President of K-12 and Chief Operating Officer of Voyager Expanded Learning since joining VLCY in January 2004 until December 8, 2009. Before joining VLCY, Mr. Campbell served as Chief Operating Officer and business unit head of a research based reading company (Breakthrough to Literacy) within McGraw-Hill. Prior to joining Breakthrough/McGraw-Hill, he served as Director of Technology for Tribune Education. Additionally, Mr. Campbell has experience as General Manager of a software start-up (Insight) and as Director of Applications and Technical Support for a hardware manufacturer (Commodore International).

Barbara Benson Treasurer and Chief Financial Officer	Ms. Benson is the Treasurer and Chief Financial Officer of Cambium Learning Group. She serves as a senior finance executive providing insight, direction, guidance and overall financial perspectives to help companies achieve their financial and strategic objectives. Prior to becoming the CFO, Ms. Benson served as the company’s Controller and Principal Accounting Officer. She also worked at Voyager, as Controller of the Voyager Expanded Learning operating unit and served as Controller and Principal Accounting Officer. Prior to joining Voyager, Ms. Benson held positions at Pegasus Solutions, Inc., a hotel technology provider of reservation, distribution, financial, and representation services, including Controller and Director of Financial Accounting and Reporting. Ms. Benson is a licensed Certified Public Accountant.

Scott McWhorter Secretary and General Counsel	Mr. McWhorter is the General Counsel and Secretary at Cambium Learning Group. Prior to joining Cambium, Mr. McWhorter was Head-Legal at SoftLayer Technologies, Inc. Mr. McWhorter received a graduate degree from SMU Dedman School of Law.

2. Parent

Parent, a Delaware corporation, was formed on October 5, 2018 in connection with the acquisition of Cambium Learning Group, Inc. Parent is a portfolio company of the Sponsor. Parent believes every student has great potential, teachers are mission-critical, and data, instruction and practice work together to drive performance. With a portfolio of award-winning brands, Cambium Learning Group’s digital and blended curriculum, professional learning, and assessment solutions drive proficiency, equity, and other learning outcomes in classrooms everywhere. Parent’s brands include Learning A-Z® (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (online interactive math and science simulations, a math fact fluency solution, and a K-2 science solution), Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional learning for teachers), Cambium Assessment (innovative state- and district-level assessment solutions), and VKidz® Learning (online PreK-12 homeschool curriculum and programs for literacy and math). The principal office address of Parent is 17855 Dallas Parkway, Suite 400, Dallas, Texas 75287. The telephone number at the principal office is (214) 932-9326.

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Director	See above.

Daniel H. Sugar Director	See above.

Alice Li Director	Ms. Li is a Vice President at Veritas. Prior to Veritas, Ms. Li was an Associate at Crestview Partners, where she focused on investments in financial services, energy, media, and industrials. Previously, she was an investment banking Analyst at Morgan Stanley in the Financial Institutions Group. Ms. Li holds a B.S., summa cum laude, in Finance from New York University and an M.B.A., with Distinction, from Harvard Business School.

Margery Mayer Director	Ms. Mayer is an independent director of Cambium Learning Group. Ms. Mayer formerly served as Houghton Mifflin Harcourt’s (HMH) previous Executive Vice President of Intervention Solutions. In that role, she led HMH’s efforts to offer an unparalleled set of proven-effective intensive intervention programs. Prior to joining HMH, Ms. Mayer worked with Scholastic as the company’s President of Scholastic Educational International and Executive Vice President of Scholastic Corporation. During her tenure and Scholastic and HMH, she led the development of intervention programs such as READ 180, System 44, and MATH 180. In 2012, she was inducted into the Association of Educational Publishing Hall of Fame and serves on the board of Public Prep Charter Schools in New York City.

Adam Freed Director	Mr. Freed is an independent director of Cambium Learning Group. Mr. Freed is an experienced, multilingual, and generally affable technology leader who is currently Chair of the Board of Teachers Pay Teachers (TpT). For more than four years, Mr. Freed led TpT as its Chief Executive Officer. Prior to joining TpT, Mr. Freed served as the Chief Operating Officer of Etsy, the world’s largest marketplace for handmade goods. Mr. Freed currently serves as a Trustee and former Co-Chair of the Board of Trustees of the Brooklyn Children’s Museum. He also serves on the board of technology start-up Table 22 and formerly served on the board of online grocer Good Eggs.

John Campbell Director, President and Chief Executive Officer	See above.

Barbara Benson Treasurer and Chief Financial Officer	See above.

Scott McWhorter Secretary and General Counsel	See above.

Controlling Person of The Veritas Capital Fund VI L.P.

Veritas Capital Partners VI, LLC is the general partner of The Veritas Capital Fund VI L.P (“Sponsor”). The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the controlling person of Sponsor is set forth below. The principal office address of the general partners and the controlling person is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. The controlling person listed below is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Ramzi Musallam Chief Executive Officer and Managing Partner	See above.

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

If delivering by mail:	If delivering by express mail, courier or any other expedited service:
Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8901

Email: info@okapipartners.com